Exhibit 99.1

PFIZER REPORTS SECOND-QUARTER 2016 RESULTS

▪	Second-Quarter 2016 Revenues of $13.1 Billion, Reflecting 13% Operational Growth Driven by the Inclusion of Legacy Hospira Operations and 9% Operational Growth from Pfizer Innovative Health

▪	Second-Quarter 2016 Revenues for Pfizer Standalone (Excluding Legacy Hospira) of $12.0 Billion, Reflecting 4% Operational Growth

▪	Second-Quarter 2016 Reported Diluted EPS(1) of $0.33, Adjusted Diluted EPS(2) of $0.64

▪	Reaffirmed 2016 Financial Guidance for Revenues and Adjusted Diluted EPS(2)
NEW YORK, N.Y., Tuesday, August 2, 2016 – Pfizer Inc. (NYSE: PFE) reported financial results for second-quarter 2016 and reaffirmed its 2016 financial guidance for Revenues and Adjusted Diluted EPS(2).
On September 3, 2015, Pfizer acquired Hospira, Inc. (Hospira). Consequently, financial results for the second quarter and first six months of 2016 include legacy Hospira global operations while financial results for the second quarter and first six months of 2015 do not include any contribution from legacy Hospira operations.
The Company manages its commercial operations through two distinct businesses: Pfizer Innovative Health (IH)(3) (formerly the Innovative Products business) and Pfizer Essential Health (EH)(3)(4) (formerly the Established Products business). Financial results for each of these businesses are presented in the Operating Segment Information section.
Some amounts in this press release may not add due to rounding. All percentages have been calculated using unrounded amounts. References to operational variances pertain to period-over-period growth rates that exclude the impact of foreign exchange as well as the negative currency impact related to Venezuela. Results for the second quarter and first six months of 2016 and 2015 are summarized below.
OVERALL RESULTS

($ in millions, except per share amounts)	Second-Quarter			Six Months
	2016	2015	Change	2016	2015	Change
Revenues	$ 13,147	$ 11,853	11%	$ 26,152	$ 22,717	15%
Reported Net Income(1)	2,019	2,626	(23%)	5,036	5,002	1%
Reported Diluted EPS(1)	0.33	0.42	(21%)	0.82	0.80	3%
Adjusted Net Income(2)	3,901	3,525	11%	8,056	6,721	20%
Adjusted Diluted EPS(2)	0.64	0.56	14%	1.30	1.07	21%

REVENUES

($ in millions)	Second-Quarter				Six Months
	2016	2015	% Change		2016	2015	% Change
			Total	Oper.			Total	Oper.
Innovative Health	$ 7,105	$ 6,630	7%	9%	$ 14,139	$ 12,368	14%	18%
Essential Health	$ 6,042	$ 5,223	16%	19%	$ 12,013	$ 10,348	16%	22%
EH Standalone (Excl. Legacy Hospira)	4,904	5,223	(6%)	(3%)	9,676	10,348	(6%)	(1%)
Legacy Hospira	1,138	—	*	*	2,337	—	*	*
Total Company	$ 13,147	$ 11,853	11%	13%	$ 26,152	$ 22,717	15%	20%

Pfizer Standalone (Excl. Legacy Hospira)	$ 12,009	$ 11,853	1%	4%	$ 23,815	$ 22,717	5%	9%

* Indicates calculation not meaningful.
2016 FINANCIAL GUIDANCE(5)
Pfizer’s reaffirmed 2016 financial guidance is presented below:

Revenues	$51.0 to $53.0 billion
Adjusted Cost of Sales(2) as a Percentage of Revenues	21.0% to 22.0%
Adjusted SI&A Expenses(2)	$13.7 to $14.7 billion
Adjusted R&D Expenses(2)	$7.4 to $7.8 billion
Adjusted Other (Income)/Deductions(2)	Approximately ($500 million) of income
Effective Tax Rate on Adjusted Income(2)	Approximately 24.0%
Adjusted Diluted EPS(2)	$2.38 to $2.48

EXECUTIVE COMMENTARY
Ian Read, Chairman and Chief Executive Officer, stated, “Our continued sharp focus on executing against the distinct strategies for both our Innovative Health and Essential Health businesses has delivered a strong financial performance during the second quarter as well as for the first half of 2016. This performance was driven by all areas of the company, reflecting ongoing strength from our recent product launches and key in-line products, the contribution of legacy Hospira products, continued improvement in the revenue profile for our standalone Essential Health business, the advancement of our product pipeline and sound capital allocation choices.

“Furthermore, I see our product pipeline along with the assets obtained from our recent business development initiatives as positioning the Company competitively in those areas where I believe Pfizer’s strengths can generate significant shareholder value over time while also benefiting patients,” Mr. Read concluded.
Frank D’Amelio, Chief Financial Officer, stated, “Overall, I am pleased with our second-quarter 2016 financial results and with our ability to continue delivering shareholder value through prudent capital allocation. We grew revenues by 4% operationally, excluding the impact of foreign exchange and legacy Hospira operations. We also continued to deliver significant value directly to shareholders by returning $8.7 billion to shareholders through dividends and share repurchases in the first half of 2016, including the completion of a $5 billion accelerated share repurchase agreement in June 2016. Additionally, we announced and completed the acquisition of Anacor Pharmaceuticals, Inc. (Anacor) in the second quarter of 2016. We also reaffirmed our 2016 financial guidance for Revenues and Adjusted Diluted EPS(2), reflecting the overall strength of our businesses and our confidence in their outlooks going forward.”
QUARTERLY FINANCIAL HIGHLIGHTS (Second-Quarter 2016 vs. Second-Quarter 2015)
Revenues totaled $13.1 billion, an increase of $1.3 billion, or 11%, which reflects operational growth of $1.6 billion, or 13%, partially offset by the unfavorable impact of foreign exchange of $302 million, or 3%. Excluding the contribution of legacy Hospira operations of $1.1 billion and foreign exchange, Pfizer-standalone revenues increased by $458 million operationally, or 4%.
Revenues in developed markets grew $1.5 billion, or 17%, operationally, driven primarily by the inclusion of $1.1 billion of revenues from legacy Hospira operations and continued strong performance of several key products, notably Ibrance in the U.S., Eliquis, as well as Xeljanz and Lyrica, both primarily in the U.S. Operational revenue growth in developed markets was partially offset primarily by lower revenues for Prevnar 13 in the U.S., the loss of exclusivity and associated generic competition for Zyvox, primarily in the U.S. and certain developed Europe markets, and Lyrica in certain developed Europe markets, as well as the December 31, 2015 expiration of the collaboration agreement to co-promote Rebif in the U.S.
In emerging markets, revenues increased $116 million, or 4%, operationally, reflecting the favorable impact of the addition of legacy Hospira operations, which contributed $78 million and the performance of certain Essential Health products primarily in China partially offset primarily by lower revenues for Prevenar 13.
Innovative Health Highlights

▪
IH revenues increased 9% operationally, primarily due to continued strong momentum from Ibrance in the U.S., strong operational growth from Eliquis globally as well as Lyrica and Xeljanz, both primarily in the U.S. This growth was partially offset by the expected decline in revenues for Prevnar 13 for adults in the U.S. due to a high initial capture rate of the eligible population following its successful fourth-quarter 2014 launch, which resulted in a smaller remaining “catch up” opportunity compared to the prior-year quarter. International revenues for the pediatric indication for Prevenar 13 declined, primarily in emerging markets, reflecting timing of purchases from Gavi, the Vaccine Alliance, and certain other markets, compared to the prior-year quarter. Additionally, IH revenues were impacted by the expiration of the collaboration agreement to co-promote Rebif in the U.S., which expired at the end of 2015.
Essential Health Highlights

▪
EH revenues increased 19% operationally, primarily due to the inclusion of legacy Hospira operations, which contributed $1.1 billion, partially offset by the loss of exclusivity and associated generic competition for certain Peri-LOE Products(6), primarily Zyvox in the U.S. and certain developed Europe markets as well as Lyrica in certain developed Europe markets. Revenues excluding the contribution from the legacy Hospira portfolio (EH Standalone) declined 3% operationally, reflecting a 19% operational decline from the aforementioned Peri-LOE Products portfolio, partially offset by 11% operational growth from the EH Standalone Sterile Injectable Pharmaceuticals(6) portfolio and 2% operational growth from EH Standalone Legacy Established Products(6). EH revenues in emerging markets increased 8% operationally, primarily driven by the inclusion of legacy Hospira operations and operational growth from the EH Standalone Sterile Injectable Pharmaceuticals portfolio.

GAAP Reported(1) Income Statement Highlights
SELECTED TOTAL COMPANY REPORTED COSTS AND EXPENSES(1)

($ in millions) (Favorable)/Unfavorable	Second-Quarter				Six Months
	2016	2015	% Change		2016	2015	% Change
			Total	Oper.			Total	Oper.
Cost of Sales(1)	$ 3,174	$ 2,180	46%	37%	$ 6,026	$ 4,018	50%	46%
Percent of Revenues	24.1%	18.4%	N/A	N/A	23.0%	17.7%	N/A	N/A
SI&A Expenses(1)	3,471	3,386	2%	5%	6,856	6,491	6%	9%
R&D Expenses(1)	1,748	1,734	1%	1%	3,478	3,620	(4%)	(3%)
Total	$ 8,392	$ 7,301	15%	14%	$ 16,359	$ 14,129	16%	16%

Effective Tax Rate(1)	15.6%	25.6%			15.2%	24.3%

The diluted weighted-average shares outstanding declined by 106 million shares compared to the prior-year quarter due to Pfizer’s share repurchase program, primarily reflecting the impact of a $5 billion accelerated share repurchase agreement executed in March 2016 and completed in June 2016.

Adjusted(2) Income Statement Highlights
SELECTED TOTAL COMPANY ADJUSTED COSTS AND EXPENSES(2)

($ in millions) (Favorable)/Unfavorable	Second-Quarter				Six Months
	2016	2015	% Change		2016	2015	% Change
			Total	Oper.			Total	Oper.
Adjusted Cost of Sales(2)	$ 3,062	$ 2,123	44%	35%	$ 5,627	$ 3,930	43%	39%
Percent of Revenues	23.3%	17.9%	N/A	N/A	21.5%	17.3%	N/A	N/A
Adjusted SI&A Expenses(2)	3,443	3,372	2%	5%	6,811	6,449	6%	9%
Adjusted R&D Expenses(2)	1,740	1,732	—	1%	3,463	3,609	(4%)	(4%)
Total	$ 8,246	$ 7,226	14%	13%	$ 15,901	$ 13,988	14%	14%

Effective Tax Rate on Adjusted Income(2)	23.2%	25.6%			23.5%	25.0%

A full reconciliation of Reported(1) to Adjusted(2) financial measures and associated footnotes can be found starting on page 17 of this press release.
RECENT NOTABLE DEVELOPMENTS
Product Developments

▪
Chantix/Champix (varenicline) -- Pfizer announced in May 2016 that the European Summary of Product Characteristics and Package Leaflet for Champix have been updated to include safety and efficacy data from the EAGLES (Evaluating Adverse Events in a Global Smoking Cessation Study) trial. As part of the update, the black triangle symbol, which indicated that additional safety monitoring for Champix in the EU was required, has been removed.

▪
Ibrance (palbociclib) -- In June 2016, Pfizer presented final results from the Phase 3 PALOMA-2 trial for Ibrance, an oral, first-in-class inhibitor of cyclin-dependent kinases 4 and 6, as an oral presentation at the American Society of Clinical Oncology 2016 Annual Meeting (ASCO 2016). The study met its primary endpoint by demonstrating an improvement in progression-free survival (PFS) for the combination of Ibrance plus letrozole compared with letrozole plus placebo in post-menopausal women with estrogen receptor-positive, human epidermal growth factor receptor 2-negative (ER+, HER2-) advanced or metastatic breast cancer who had not received previous systemic treatment for their advanced disease. The PALOMA-2 trial provides confirmatory evidence for Ibrance in combination with letrozole in the first-line setting, which was first evaluated in the Phase 2 PALOMA-1 trial. These data will support additional planned global regulatory submissions and a request for conversion of the accelerated approval for Ibrance to regular approval in the U.S.

▪
Prevnar 13 (Pneumococcal 13-valent Conjugate Vaccine [Diphtheria CRM197 Protein]) -- Pfizer announced in July 2016 that it received U.S. Food and Drug Administration (FDA) approval for an expanded age indication for Prevnar 13 to include adults 18 through 49 years of age, in addition to the already approved indications for adults 50 years and older for the prevention of pneumococcal pneumonia and invasive disease caused by 13 Streptococcus pneumoniae strains in the vaccine and for children 6 weeks through 17 years of age (prior to the 18th birthday) for the prevention of invasive disease caused by the 13 Streptococcus pneumoniae strains in the vaccine.

▪
Sutent (sunitinib malate) -- Pfizer announced in July 2016 positive top-line results from the S-TRAC (Sunitinib Trial in Adjuvant Renal Cancer) trial, a Phase 3 study of Sutent versus placebo in the adjuvant setting. The study met its primary endpoint of improving disease-free survival (DFS) in patients with renal cell carcinoma (RCC) who are at high risk for recurrence after surgery. The S-TRAC trial is the first RCC trial of a tyrosine kinase inhibitor to prolong DFS in the adjuvant setting. Full efficacy and safety data will be submitted for presentation at the European Society for Medical Oncology (ESMO) 2016 Congress in October 2016.

▪
Trumenba (Meningococcal Group B vaccine) -- Pfizer announced in May 2016 that the European Medicines Agency has accepted the Marketing Authorization Application for Trumenba for review. Trumenba has been developed for the prevention of invasive meningococcal disease caused by Neisseria meningitidis serogroup B in individuals aged 10 years and older and was approved in the U.S. in October 2014.

▪
Xalkori (crizotinib) -- In July 2016, the Committee for Medicinal Products for Human Use (CHMP) adopted a positive opinion recommending extension of the current indication of Xalkori in the EU to also include the treatment of adults with ROS1-positive advanced non-small cell lung cancer (NSCLC). The CHMP recommendation will now be reviewed by the European Commission, which is expected to issue a decision on whether to extend the EU indication in the coming months. This recommendation is based on efficacy and safety data from the Phase 1 PROFILE 1001 trial of crizotinib.

▪	Xeljanz (tofacitinib citrate)

–
Pfizer announced in July 2016 positive top-line results from Oral Clinical Trials for tofAcitinib in ulceratiVE colitis (OCTAVE) Sustain, the third Phase 3 study of Xeljanz being investigated in patients with moderately to severely active ulcerative colitis (UC). OCTAVE Sustain is a 52 week study that evaluated oral tofacitinib 5 mg and 10 mg twice daily (BID) as a maintenance treatment in adult patients with moderately to severely active UC who previously completed and achieved clinical response in either the OCTAVE Induction 1 or OCTAVE Induction 2 studies. Top-line results from the OCTAVE Sustain study showed that the proportion of patients in remission at week 52, the primary efficacy endpoint, was significantly greater in both the tofacitinib 5 mg and 10 mg BID groups compared to placebo. No new or unexpected safety findings for tofacitinib were observed in the study. Detailed analyses of OCTAVE Sustain, including additional efficacy data, will be submitted for presentation at a future scientific meeting.

–
Pfizer recently withdrew all pending regulatory applications seeking approval of tofacitinib for the treatment of adult patients with moderate to severe chronic plaque psoriasis, including its supplemental new drug application in the U.S. following the October 2015 Complete Response Letter from the FDA. The withdrawal of these filings will allow Pfizer more time to determine the path forward for tofacitinib in this indication. Pfizer remains committed to advancing the tofacitinib clinical development program for rheumatoid arthritis, psoriatic arthritis (PsA) and UC.

–
Pfizer announced in June 2016 positive top-line results from its second Phase 3 study investigating tofacitinib for the treatment of PsA in adult patients, Oral Psoriatic Arthritis triaL (OPAL) Beyond. The study met its primary efficacy endpoints with tofacitinib 5 mg BID and 10 mg BID compared to placebo treatment.

Pipeline Developments
A comprehensive update of Pfizer’s development pipeline was published today and is now available at www.pfizer.com/pipeline. It includes an overview of Pfizer’s research and a list of compounds in development with targeted indication and phase of development, as well as mechanism of action for candidates from Phase 2 through registration.

▪
ALO-02 (oxycodone hydrochloride and naltrexone hydrochloride) -- In June 2016, Pfizer announced that the FDA Anesthetic and Analgesic Drug Products Advisory Committee and Drug Safety and Risk Management Advisory Committee voted (9 to 6) in favor of approval of ALO-02 extended-release capsules for its proposed indication, “management of pain severe enough to require daily, around-the-clock, long-term opioid treatment and for which alternative treatment options are inadequate.” The Committees recommended the inclusion of abuse-deterrent labeling for intranasal (11 to 4) and intravenous (9 to 6) routes of abuse. They voted against inclusion of abuse-deterrent labeling for the oral route (6 to 9). The FDA will take the Committees’ recommendations into consideration before taking action on the New Drug Application (NDA) for ALO-02.

▪	Avelumab (MSB0010718C)

–
In July 2016, Merck KGaA, Darmstadt, Germany (Merck KGaA) and Pfizer announced the initiation of a Phase 3 study, JAVELIN Ovarian 100, to evaluate the efficacy and safety of avelumab in combination with, and/or as follow-on (maintenance) treatment to, platinum-based chemotherapy in patients with locally advanced or metastatic disease (Stage 3 or Stage 4) with previously untreated epithelial ovarian cancer. JAVELIN Ovarian 100 is the first Phase 3 study evaluating the addition of an immune checkpoint inhibitor to standard-of-care in first-line treatment for this aggressive disease.

–
In June 2016, Merck KGaA and Pfizer presented data for avelumab across seven different cancers at ASCO 2016. The avelumab presentations, from the JAVELIN clinical development program, included results from a number of difficult-to-treat cancers, including data from the pivotal Phase 2 trial of avelumab as a potential second-line treatment for metastatic Merkel cell carcinoma. Additional avelumab data was presented in mesothelioma, adrenocortical carcinoma, NSCLC, and urothelial bladder, gastric and ovarian cancers, as well as updated safety data.

▪
Bococizumab (PF-04950615, RN316) -- In June 2016, Pfizer announced positive top-line results for two additional Phase 3 trials, SPIRE-HR (High Risk) and SPIRE-FH (Familial Hypercholesterolemia). Both studies met their primary endpoint, demonstrating a significant reduction in the percent change from baseline in low-density lipoprotein cholesterol (LDL-C) at 12 weeks compared to placebo among adults at high and very high risk for cardiovascular events who were receiving a maximally tolerated dose of a statin. SPIRE-HR and SPIRE-FH are the third and fourth of six Phase 3 lipid-lowering studies to complete and demonstrate positive top-line results. The two remaining Phase 3 lipid-lowering studies are anticipated to complete later in 2016.

▪
Crisaborole Topical Ointment, 2% (AN2728) -- In July 2016, Pfizer announced that the findings from two pivotal Phase 3 studies of investigational crisaborole were published in the online issue of the Journal of the American Academy of Dermatology. The detailed results from the AD-301 and AD-302 studies showed that crisaborole achieved statistically significant results on primary and secondary endpoints for the treatment of atopic dermatitis in children two years of age and up and in adults compared to vehicle ointment alone. Crisaborole was obtained by Pfizer as part of the acquisition of Anacor, which was completed in June 2016.

▪
Ertugliflozin (PF-04971729) -- Pfizer and Merck, known as MSD outside the U.S. and Canada, announced in June 2016 that two Phase 3 studies (VERTIS Mono and VERTIS Factorial) of ertugliflozin, an investigational oral SGLT-2 inhibitor for the treatment of patients with type 2 diabetes, both met their primary endpoints. Full results from the VERTIS clinical development program of ertugliflozin were presented for the first time in June 2016 at the Scientific Sessions of the American Diabetes Association. The companies also reaffirmed their plans to submit NDAs to the FDA for ertugliflozin and the two fixed-dose combination tablets (ertugliflozin plus Januvia®(7) and ertugliflozin plus metformin) by the end of 2016.

▪
Inotuzumab Ozogamicin -- Pfizer announced in June 2016 the final results from the Phase 3 INO-VATE ALL study evaluating the safety and efficacy of inotuzumab ozogamicin as compared with investigator choice chemotherapy in adult patients with relapsed or refractory CD22-positive acute lymphoblastic leukemia. Results were presented as a late-breaking oral presentation (#LB2233) at the 21st Congress of the European Hematology Association (EHA) 2016 Annual Meeting. Final results were also published in the June 12, 2016 online issue of The New England Journal of Medicine.

▪
Lorlatinib (PF-06463922) -- In June 2016, Pfizer presented encouraging new data from a Phase 1/2 study of lorlatinib (the proposed non-proprietary name for PF-06463922), an investigational, next-generation ALK/ROS1 tyrosine kinase inhibitor, in an oral presentation at ASCO 2016. The study showed clinical response in patients with ALK-positive or ROS1-positive advanced NSCLC, including patients with brain metastases. The ongoing Phase 2 study is expected to enroll a total of 240 patients across six cohorts (five for ALK-positive and one for ROS1-positive patients with NSCLC), with enrollment defined by degree and type of prior treatment.

▪
SPK-9001 -- Spark Therapeutics and Pfizer announced in July 2016 that the FDA has granted breakthrough therapy designation to SPK-9001, the lead investigational candidate in the companies’ SPK-FIX program, in development for the treatment of hemophilia B. SPK-9001, a novel bio-engineered adeno-associated virus (AAV) capsid expressing a codon-optimized, high-activity human factor IX variant, is being investigated in an ongoing Phase 1/2 trial as a potential one-time therapy.

▪
Utomilumab (PF-05082566) -- In June 2016, Pfizer presented results from a Phase 1b trial of Pfizer’s investigational immunotherapy agent utomilumab (the proposed non-proprietary name for PF-05082566), a 4-1BB (also called CD137) agonist, in combination with pembrolizumab, a PD-1 inhibitor, in patients with advanced solid tumors. This is the first reported study of a 4-1BB agonist combined with a checkpoint inhibitor. Encouraging safety data from the study were shared in an oral presentation at ASCO 2016. Pfizer is investigating utomilumab as a single agent in certain solid tumors and in combinations across multiple solid tumors and hematological malignancies, including with rituximab in lymphoma and with other immunotherapies, including Pfizer's OX40 agonist (PF-04518600), Kyowa Hakko Kirin's anti-CCR4 (mogamulizumab) and avelumab (Merck KGaA and Pfizer alliance).

Corporate Developments

▪
In August 2016, Pfizer acquired all remaining equity in Bamboo Therapeutics, Inc. (Bamboo), a privately held biotechnology company based in Chapel Hill, N.C., that is focused on developing gene therapies for the treatment of patients with certain rare diseases, for an upfront payment of $150 million plus potential milestone payments to Bamboo’s selling shareholders of up to $495 million, contingent upon the progression of key assets through development, regulatory approval and commercialization. Pfizer had previously acquired a 22% stake in Bamboo in the first quarter of 2016 for a payment of approximately $43 million. This acquisition will provide Pfizer with several clinical and pre-clinical assets that complement Pfizer's rare disease portfolio, an advanced AAV vector design and production technology, and a fully functional Phase 1/2 gene therapy manufacturing facility. Following the acquisition, Bamboo is now a wholly-owned subsidiary of Pfizer.

▪	In July 2016, Pfizer and Western Oncolytics announced that the companies have entered into a development collaboration, license and option agreement to advance Western Oncolytics’ novel oncolytic vaccinia virus, WO-12. Oncolytic viruses are viruses engineered to kill cancer cells while sparing healthy cells, which subsequently elicits anti-cancer immune responses. This collaboration in oncolytic virus development adds another novel technology platform to Pfizer’s cancer vaccine efforts and provides an additional tool to bolster its immuno-oncology portfolio. Under the terms of the agreement, Pfizer and Western Oncolytics will collaborate on preclinical and clinical development of WO-12 through Phase 1 trials. Following completion of Phase 1 trials, Pfizer has an exclusive option to acquire WO-12. Financial terms of the agreement were not disclosed.

▪
In June 2016, Pfizer announced that it completed its acquisition of Anacor for $99.25 in cash (without interest but subject to required withholding of taxes) per share of Anacor common stock, for a total transaction value, net of cash and cash equivalents, of approximately $5.2 billion.

▪
Pfizer announced in March 2016 that it entered into an accelerated share repurchase agreement with Goldman, Sachs & Co. (GS&Co.) to repurchase $5 billion of Pfizer’s common stock. Pursuant to the terms of the agreement, on March 10, 2016, Pfizer paid $5 billion to GS&Co. and received an initial delivery of approximately 136 million shares of Pfizer common stock from GS&Co. Upon settlement of the agreement in June 2016 and pursuant to the agreement's settlement terms, GS&Co. delivered approximately 18 million additional shares of Pfizer common stock to Pfizer. After giving effect to the accelerated share repurchase agreement, Pfizer's remaining share-purchase authorization was approximately $11.4 billion as of August 2, 2016.

For additional details, see the attached financial schedules, product revenue tables and disclosure notice.

(1)
Revenues is defined as revenues in accordance with U.S. generally accepted accounting principles (GAAP). Reported net income is defined as net income attributable to Pfizer Inc. in accordance with U.S. GAAP. Reported diluted earnings per share (EPS) is defined as reported diluted EPS attributable to Pfizer Inc. common shareholders in accordance with U.S. GAAP.

(2)
Adjusted income and its components and Adjusted diluted EPS are defined as reported U.S. GAAP net income(1) and its components and reported diluted EPS(1) excluding purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items (some of which may recur, such as restructuring or legal charges, but which management does not believe are reflective of our ongoing core operations). Adjusted cost of sales, Adjusted selling, informational and administrative (SI&A) expenses, Adjusted research and development (R&D) expenses and Adjusted other (income)/deductions are income statement line items prepared on the same basis as, and therefore components of, the overall Adjusted income measure. As described in the Management's Discussion and Analysis of Financial Condition and Results of Operations––Non-GAAP Financial Measure (Adjusted Income) section of Pfizer's Quarterly Report on Form 10-Q for the fiscal quarter ended April 3, 2016, management uses Adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. Because Adjusted income is an important internal measurement for Pfizer, we believe that investors’ understanding of our performance is enhanced by disclosing this performance measure. We report Adjusted income, and certain components of Adjusted income, in order to portray the results of our major operations––the discovery, development, manufacture, marketing and sale of prescription medicines, vaccines, medical devices and consumer healthcare (OTC) products––prior to considering certain income statement elements. See the accompanying reconciliations of certain GAAP Reported to Non-GAAP Adjusted information for the second quarter and first six months of 2016 and 2015. The Adjusted income and its components and Adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(3)
Effective in second-quarter 2016, Pfizer's operating structure was reorganized from three segments to two to reflect changes to how the innovative pharmaceutical, vaccine and consumer healthcare operations are managed. Pfizer Innovative Health was previously known as the Innovative Products business, which was comprised of the Global Innovative Pharmaceutical (GIP) and Global Vaccines, Oncology and Consumer Healthcare (VOC) segments. Additionally, the name of Pfizer's Established Products business, which consisted of the Global Established Pharmaceutical (GEP) segment, was changed to Pfizer Essential Health. For a description of the revenues in each business, see the Notes to Operating Segment Information section of this press release, which can be found on page 23.

(4)
Effective as of the beginning of 2016, Pfizer’s entire contract manufacturing business, Pfizer CentreOne, is now part of Pfizer Essential Health. Pfizer CentreOne consists of (i) legacy Pfizer’s contract manufacturing and active pharmaceutical ingredient sales operation, including manufacturing and supply agreements with Zoetis Inc. (previously known as Pfizer CentreSource or PCS); and (ii) legacy Hospira’s One-2-One sterile injectables contract manufacturing operation. Prior to 2016, PCS was managed outside of Pfizer's operating segments and its revenues were reported as other business activities. Prior period PCS operating results have been reclassified to conform to the current period presentation as part of Essential Health.

(5)	The 2016 financial guidance reflects the following:

▪
Pfizer does not provide guidance for GAAP Reported financial measures (other than Revenues) or a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP Reported financial measures on a forward-looking basis because it is unable to predict with reasonable certainty the ultimate outcome of pending litigation, unusual gains and losses, acquisition-related expenses and potential future asset impairments without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP Reported results for the guidance period.

▪	Does not assume the completion of any business development transactions not completed as of July 3, 2016, including any one-time upfront payments associated with such transactions.

▪	Exchange rates assumed are a blend of the actual exchange rates in effect through second-quarter 2016 and mid-July 2016 exchange rates for the remainder of the year.

▪
Guidance for 2016 revenues reflects the anticipated negative impact of $2.3 billion due to recent and expected generic competition for certain products that have recently lost or are anticipated to soon lose patent protection.

▪
Guidance for 2016 revenues also reflects the anticipated negative impact of $1.4 billion as a result of unfavorable changes in foreign exchange rates relative to the U.S. dollar compared to foreign exchange rates from 2015, including $0.8 billion due to the estimated significant negative currency impact related to Venezuela. The anticipated negative impact on adjusted diluted EPS(2) resulting from unfavorable changes in foreign exchange rates compared to foreign exchange rates from 2015 is approximately $0.10, including $0.07 due to the estimated significant negative currency impact related to Venezuela.

▪	Guidance for adjusted diluted EPS(2) assumes diluted weighted-average shares outstanding of approximately 6.2 billion shares.

(6)	The following are certain product categories within Essential Health:

▪	Sterile Injectable Pharmaceuticals include generic injectables and proprietary specialty injectables (excluding Peri-LOE Products).

▪
Peri-LOE Products include products that have recently lost or are anticipated to soon lose patent protection. These products primarily include Lyrica in certain developed Europe markets, Pristiq globally, Celebrex, Zyvox and Revatio in most developed markets, Vfend and Viagra in certain developed Europe markets and Japan, and Inspra in the EU.

▪	Legacy Established Products include products that have lost patent protection (excluding Sterile Injectable Pharmaceuticals and Peri-LOE Products).
Definitions for all Essential Health product categories can be found in the footnotes to the product revenue tables on page 32 of this press release.

(7)	Januvia® is a registered trademark of Merck Sharp & Dohme Corp., a subsidiary of Merck & Co., Inc.

Contacts:	Media		Investors
	Joan Campion	212.733.2798	Chuck Triano	212.733.3901
			Ryan Crowe	212.733.8160
			Bryan Dunn	212.733.8917

PFIZER INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME(1)
(UNAUDITED)
(millions, except per common share data)

	Second-Quarter		% Incr. /	Six Months		% Incr. /
	2016	2015	(Decr.)	2016	2015	(Decr.)
Revenues(2)	$13,147	$11,853	11	$26,152	$22,717	15
Costs and expenses:
Cost of sales(3), (4)	3,174	2,180	46	6,026	4,018	50
Selling, informational and administrative expenses(3), (4)	3,471	3,386	2	6,856	6,491	6
Research and development expenses(3), (4)	1,748	1,734	1	3,478	3,620	(4)
Amortization of intangible assets(4)	961	872	10	1,966	1,811	9
Restructuring charges and certain acquisition-related costs(5)	316	86	*	457	146	*
Other (income)/deductions––net(6)	1,068	55	*	1,398	9	*

Income from continuing operations before provision for taxes on income	2,410	3,539	(32)	5,971	6,621	(10)
Provision for taxes on income(7)	375	905	(59)	910	1,610	(43)
Income from continuing operations	2,035	2,635	(23)	5,060	5,011	1
Discontinued operations––net of tax	1	1	(14)	1	6	(89)
Net income before allocation to noncontrolling interests	2,035	2,635	(23)	5,061	5,017	1
Less: Net income attributable to noncontrolling interests	16	9	82	25	14	77
Net income attributable to Pfizer Inc.	$2,019	$2,626	(23)	$5,036	$5,002	1

Earnings per common share––basic:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.33	$0.43	(23)	$0.82	$0.81	1
Discontinued operations––net of tax	—	—	—	—	—	—
Net income attributable to Pfizer Inc. common shareholders	$0.33	$0.43	(23)	$0.82	$0.81	1

Earnings per common share––diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.33	$0.42	(21)	$0.82	$0.80	3
Discontinued operations––net of tax	—	—	—	—	—	—
Net income attributable to Pfizer Inc. common shareholders	$0.33	$0.42	(21)	$0.82	$0.80	3
Weighted-average shares used to calculate earnings per common share:
Basic	6,068	6,159		6,110	6,181
Diluted	6,137	6,243		6,176	6,267

*	Calculation not meaningful.
See end of tables for notes (1) through (7).
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(1)
The financial statements present the three and six months ended July 3, 2016 and June 28, 2015. Subsidiaries operating outside the U.S. are included for the three and six months ended May 29, 2016 and May 24, 2015.

The financial results for the three and six months ended July 3, 2016 are not necessarily indicative of the results that ultimately could be achieved for the full year.
The financial results of Hospira, Inc. (Hospira) are included in our consolidated financial statements commencing from the acquisition date of September 3, 2015. Therefore, our second-quarter and first six months of 2015 results of operations do not include Hospira's results of operations. Amortization of intangible assets for 2016 includes the amortization of intangible assets acquired from Hospira.
Certain amounts in the consolidated statements of income and associated notes may not add due to rounding. All percentages have been calculated using unrounded amounts.

(2)
Compared with the first six months of 2015, revenues for the first six months of 2016 were favorably impacted by approximately $800 million as a result of first-half 2016 having four additional selling days in the U.S. and four additional selling days in international markets.

(3)	Exclusive of amortization of intangible assets, except as discussed in footnote (4) below.

(4)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets, as these intangible assets benefit multiple business functions. Amortization expense related to intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses and/or Research and development expenses, as appropriate.

(5)
Included in Restructuring charges and certain acquisition-related costs are (i) restructuring charges of $140 million in the second quarter of 2016 and $170 million for the first six months of 2016 for employee termination costs, exit costs and asset impairments, which are largely associated with cost-reduction and productivity initiatives not associated with acquisitions; (ii) transaction costs, such as banking, legal, accounting and other similar services, of $36 million in the second quarter of 2016, most of which are directly related to our acquisition of Anacor Pharmaceuticals, Inc. (Anacor) in June 2016, and $60 million for the first six months of 2016, most of which are directly related to our acquisition of Anacor and the terminated transaction with Allergan plc (Allergan); and (iii) integration costs, representing external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting and the integration of systems and processes, of $139 million in the second quarter of 2016 and $227 million for the first six months of 2016, primarily related to our acquisition of Hospira and the terminated transaction with Allergan.

(6)	Other (income)/deductions––net includes the following:

	Second-Quarter		Six Months
(MILLIONS OF DOLLARS)	2016	2015	2016	2015
Interest income(a)	$(122)	$(119)	$(234)	$(211)
Interest expense(a)	292	278	598	587
Net interest expense	170	159	363	375
Royalty-related income	(274)	(257)	(461)	(479)
Certain legal matters, net(b)	261	99	534	99
Net gains on asset disposals(c)	(31)	(19)	(39)	(195)
Certain asset impairments(d)	816	25	947	25
Business and legal entity alignment costs(e)	60	63	111	164
Other, net(f)	66	(15)	(57)	20
Other (income)/deductions––net	$1,068	$55	$1,398	$9

(a)
Interest income increased in the second quarter and first six months of 2016, primarily due to higher investment returns. Interest expense increased in the second quarter and first six months of 2016, primarily due to interest on legacy Hospira debt acquired in September 2015 and the addition of new fixed rate debt in the second quarter of 2016, partially offset by the maturity of other fixed rate debt.

(b)
In the second quarter and first six months of 2016, primarily includes amounts to resolve a Multi-District Litigation relating to Celebrex and Bextra pending against the Company in New York federal court for $486 million, which is subject to the negotiation of a final settlement agreement and court approval, a portion of which was accrued for during the first quarter of 2016 and the full amount of which was accrued for during the first six months of 2016, partially offset by the reversal of a legal accrual where a loss is no longer deemed probable. In

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

addition, the first six months of 2016 includes a settlement related to a patent matter.

(c)
In the first six months of 2016, primarily includes gains on sales/out-licensing of product and compound rights (approximately $31 million). In the first six months of 2015, primarily includes gains on sales/out-licensing of product and compound rights (approximately $69 million) and gains on sales of investments in equity securities (approximately $125 million).

(d)
In the second quarter and first six months of 2016, primarily includes: (i) intangible asset impairment charges of $641 million, primarily related to developed technology rights for a generic injectable antibiotic product for the treatment of bacterial infections and an in-process research and development (IPR&D) compound for the treatment of anemia, both acquired in connection with our acquisition of Hospira; and (ii) impairment losses of $130 million in the second quarter of 2016 and $211 million in the first six months of 2016 related to Pfizer's 49%-owned equity-method investment with Zhejiang Hisun Pharmaceuticals Co., Ltd. in China. The first six months of 2016 also includes an impairment loss of $50 million related to Pfizer's 40%-owned equity-method investment in Laboratório Teuto Brasileiro S.A.

(e)
In the second quarter and first six months of 2016 and 2015, represents expenses for changes to our infrastructure to align our commercial operations, including costs to internally separate our businesses into distinct legal entities, as well as to streamline our intercompany supply operations to better support each business.

(f)
In the second quarter and first six months of 2016, primarily includes, among other things, $150 million paid to Allergan for reimbursement of Allergan's expenses associated with the terminated transaction. The first six months of 2016 also includes $116 million from resolution of a contract disagreement.

(7)
The decrease in the effective tax rate for the second quarter of 2016 compared to the second quarter of 2015 was primarily due to (i) the favorable change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business, as well as (ii) an increase in benefits associated with the U.S. R&D tax credit, which was not in effect in the prior year quarter but was permanently extended on December 18, 2015.

The decrease in the effective tax rate for the first six months of 2016 compared to the first six months of 2015 was primarily due to (i) benefits related to the final resolution (pending court approval) of an agreement in principle reached in February 2016 to resolve certain claims related to Protonix, which resulted in the receipt of information that raised our assessment of the likelihood of prevailing on the technical merits of our tax position, (ii) a favorable change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business, (iii) benefits associated with our Venezuela operations, (iv) an increase in benefits associated with the U.S. R&D tax credit, which was not in effect in the first six months of the prior year but was permanently extended on December 18, 2015, as well as (v) an increase in benefits associated with the resolution of certain tax positions pertaining to prior years primarily with various foreign tax authorities, and the expiration of certain statutes of limitations.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION(1)
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars, except per common share data)

	Second-Quarter 2016
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Costs(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$13,147	$—	$—	$—	$—	$13,147
Cost of sales(6), (7)	3,174	(52)	—	—	(60)	3,062
Selling, informational and administrative expenses(6), (7)	3,471	(7)	—	—	(21)	3,443
Research and development expenses(6), (7)	1,748	(1)	—	—	(6)	1,740
Amortization of intangible assets(7)	961	(930)	—	—	—	31
Restructuring charges and certain acquisition-related costs	316	—	(202)	—	(114)	—
Other (income)/deductions––net	1,068	7	—	—	(1,305)	(230)
Income from continuing operations before provision for taxes on income	2,410	984	202	—	1,506	5,101
Provision for taxes on income	375	272	73	—	463	1,184
Income from continuing operations	2,035	712	129	—	1,042	3,917
Discontinued operations––net of tax	1	—	—	(1)	—	—
Net income attributable to noncontrolling interests	16	—	—	—	—	16
Net income attributable to Pfizer Inc.	2,019	712	129	(1)	1,042	3,901
Earnings per common share attributable to Pfizer Inc.––diluted	0.33	0.12	0.02	—	0.17	0.64

	Six Months Ended July 3, 2016
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Costs(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$26,152	$—	$—	$—	$—	$26,152
Cost of sales(6), (7)	6,026	(252)	—	—	(147)	5,627
Selling, informational and administrative expenses(6), (7)	6,856	(8)	—	—	(36)	6,811
Research and development expenses(6), (7)	3,478	1	—	—	(16)	3,463
Amortization of intangible assets(7)	1,966	(1,905)	—	—	—	61
Restructuring charges and certain acquisition-related costs	457	—	(317)	—	(140)	—
Other (income)/deductions––net	1,398	27	—	—	(1,805)	(380)
Income from continuing operations before provision for taxes on income	5,971	2,137	317	—	2,144	10,569
Provision for taxes on income	910	596	(26)	—	1,007	2,487
Income from continuing operations	5,060	1,541	344	—	1,136	8,081
Discontinued operations––net of tax	1	—	—	(1)	—	—
Net income attributable to noncontrolling interests	25	—	—	—	—	25
Net income attributable to Pfizer Inc.	5,036	1,541	344	(1)	1,136	8,056
Earnings per common share attributable to Pfizer Inc.––diluted	0.82	0.25	0.06	—	0.18	1.30
See end of tables for notes (1) through (7).
Amounts may not add due to rounding.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION(1)
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars, except per common share data)

	Second-Quarter 2015
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Costs(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$11,853	$—	$—	$—	$—	$11,853
Cost of sales(6), (7)	2,180	(1)	(17)	—	(39)	2,123
Selling, informational and administrative expenses(6), (7)	3,386	1	—	—	(15)	3,372
Research and development expenses(6), (7)	1,734	2	—	—	(4)	1,732
Amortization of intangible assets(7)	872	(839)	—	—	—	33
Restructuring charges and certain acquisition-related costs	86	—	(51)	—	(35)	—
Other (income)/deductions––net	55	3	—	—	(211)	(153)
Income from continuing operations before provision for taxes on income	3,539	835	68	—	305	4,747
Provision for taxes on income	905	238	18	—	52	1,213
Income from continuing operations	2,635	597	50	—	252	3,534
Discontinued operations––net of tax	1	—	—	(1)	—	—
Net income attributable to noncontrolling interests	9	—	—	—	—	9
Net income attributable to Pfizer Inc.	2,626	597	50	(1)	252	3,525
Earnings per common share attributable to Pfizer Inc.––diluted	0.42	0.10	0.01	—	0.04	0.56

	Six Months Ended June 28, 2015
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Costs(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$22,717	$—	$—	$—	$—	$22,717
Cost of sales(6), (7)	4,018	(3)	(26)	—	(60)	3,930
Selling, informational and administrative expenses(6), (7)	6,491	1	—	—	(43)	6,449
Research and development expenses(6), (7)	3,620	3	—	—	(14)	3,609
Amortization of intangible assets(7)	1,811	(1,745)	—	—	—	67
Restructuring charges and certain acquisition-related costs	146	—	(65)	—	(81)	—
Other (income)/deductions––net	9	5	—	—	(335)	(320)
Income from continuing operations before provision for taxes on income	6,621	1,738	91	—	532	8,982
Provision for taxes on income	1,610	499	24	—	113	2,247
Income from continuing operations	5,011	1,239	67	—	419	6,736
Discontinued operations––net of tax	6	—	—	(6)	—	—
Net income attributable to noncontrolling interests	14	—	—	—	—	14
Net income attributable to Pfizer Inc.	5,002	1,239	67	(6)	419	6,721
Earnings per common share attributable to Pfizer Inc.––diluted	0.80	0.20	0.01	—	0.07	1.07
See end of tables for notes (1) through (7).
Amounts may not add due to rounding.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

(1)	Certain amounts in the reconciliation of GAAP reported to Non-GAAP adjusted information and associated notes may not add due to rounding.

(2)
The financial statements present the three and six months ended July 3, 2016 and June 28, 2015. Subsidiaries operating outside the U.S. are included for the three and six months ended May 29, 2016 and May 24, 2015.

The financial results of Hospira, Inc. (Hospira) are included in our consolidated financial statements commencing from the acquisition date of September 3, 2015. Therefore, our second-quarter and first six months of 2015 results of operations do not include Hospira's results of operations.

(3)	Acquisition-related costs include the following:

	Second-Quarter		Six Months
(MILLIONS OF DOLLARS)	2016	2015	2016	2015
Restructuring charges(a)	$26	$8	$30	$5
Transaction costs(a)	36	1	60	6
Integration costs(a)	139	42	227	54
Additional depreciation––asset restructuring(b)	—	17	—	26
Total acquisition-related costs––pre-tax	202	68	317	91
Income taxes(c)	(73)	(18)	26	(24)
Total acquisition-related costs––net of tax	$129	$50	$344	$67

(a)
Restructuring charges include employee termination costs, asset impairments and other exit costs associated with business combinations. In the second quarter and first six months of 2016, restructuring charges primarily relate to our acquisitions of Hospira in September 2015 and Anacor Pharmaceuticals, Inc. (Anacor) in June 2016. Transaction costs represent external costs for banking, legal, accounting and other similar services, most of which in the second quarter of 2016 are directly related to our acquisition of Anacor, and most of which in the first six months of 2016 are directly related to our acquisition of Anacor and the terminated transaction with Allergan plc (Allergan). Integration costs represent external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting and the integration of systems and processes. In the second quarter and first six months of 2016, integration costs primarily relate to our acquisition of Hospira and the terminated transaction with Allergan. Integration costs in 2015 represent external incremental costs directly related to our acquisition of Hospira. All of these costs and charges are included in Restructuring charges and certain acquisition-related costs.

(b)
Represents the impact of changes in the estimated useful lives of assets involved in restructuring actions related to acquisitions. Included in Cost of sales for both the second quarter and first six months of 2015.

(c)
Included in Provision for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate. The first six months of 2016 were unfavorably impacted by the remeasurement of certain deferred tax liabilities resulting from plant network restructuring activities.

(4)	Certain significant items include the following:

	Second-Quarter		Six Months
(MILLIONS OF DOLLARS)	2016	2015	2016	2015
Restructuring charges(a)	$114	$35	$140	$81
Implementation costs and additional depreciation––asset restructuring(b)	117	56	228	114
Certain legal matters, net(c)	261	92	546	92
Certain asset impairments(d)	816	—	947	—
Business and legal entity alignment costs(e)	60	63	111	164
Other(f)	138	58	172	81
Total certain significant items––pre-tax	1,506	305	2,144	532
Income taxes(g)	(463)	(52)	(1,007)	(113)
Total certain significant items––net of tax	$1,042	$252	$1,136	$419

(a)	Relates to our cost-reduction and productivity initiatives not related to acquisitions. Included in Restructuring charges and certain acquisition-related costs.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

(b)
Relates to our cost-reduction and productivity initiatives not related to acquisitions. Virtually all included in Cost of sales ($90 million), Selling, informational and administrative expenses ($20 million) and Research and development expenses ($6 million) for second-quarter 2016. Virtually all included in Cost of sales ($180 million), Selling, informational and administrative expenses ($33 million) and Research and development expenses ($14 million) for the first six months of 2016. Virtually all included in Cost of sales ($39 million), Selling, informational and administrative expenses ($13 million) and Research and development expenses ($4 million) for second-quarter 2015. Virtually all included in Cost of sales ($61 million), Selling, informational and administrative expenses ($39 million) and Research and development expenses ($14 million) for the first six months of 2015.

(c)
Included in Other (income)/deductions––net. In the second quarter and first six months of 2016, primarily includes amounts to resolve a Multi-District Litigation relating to Celebrex and Bextra pending against the Company in New York federal court for $486 million, which is subject to the negotiation of a final settlement agreement and court approval, a portion of which was accrued for during the first quarter of 2016 and the full amount of which was accrued for during the first six months of 2016, partially offset by the reversal of a legal accrual where a loss is no longer deemed probable. In addition, the first six months of 2016 includes a settlement related to a patent matter.

(d)
Included in Other (income)/deductions––net. In the second quarter and first six months of 2016, primarily includes: (i) intangible asset impairment charges of $641 million, primarily related to developed technology rights for a generic injectable antibiotic product for the treatment of bacterial infections and an in-process research and development (IPR&D) compound for the treatment of anemia, both acquired in connection with our acquisition of Hospira; and (ii) impairment losses of $130 million in the second quarter of 2016 and $211 million in the first six months of 2016 related to Pfizer's 49%-owned equity-method investment with Zhejiang Hisun Pharmaceuticals Co., Ltd. in China. The first six months of 2016 also includes an impairment loss of $50 million related to Pfizer's 40%-owned equity-method investment in Laboratório Teuto Brasileiro S.A.

(e)
Included in Other (income)/deductions––net. In the second quarter and first six months of 2016 and 2015, represents expenses for changes to our infrastructure to align our commercial operations, including costs to internally separate our businesses into distinct legal entities, as well as to streamline our intercompany supply operations to better support each business.

(f)
For the second quarter and first six months of 2016 and 2015, primarily all included in Other (income)/deductions––net. In the second quarter and first six months of 2016, primarily includes $150 million paid to Allergan for reimbursement of Allergan's expenses associated with the terminated transaction.

(g)
Included in Provision for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate. The first six months of 2016 was favorably impacted by benefits related to the final resolution (pending court approval) of an agreement in principle reached in February 2016 to resolve certain claims related to Protonix, which resulted in the receipt of information that raised our assessment of the likelihood of prevailing on the technical merits of our tax position, as well as benefits associated with our Venezuela operations.

(5)
Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS. Despite the importance of these measures to management in goal setting and performance measurement (as described in the “Management's Discussion and Analysis of Financial Condition and Results of Operations––Non-GAAP Financial Measure (Adjusted Income)” section of Pfizer's Quarterly Report on Form 10-Q for the fiscal quarter ended April 3, 2016), Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are Non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of their non-standardized definitions, Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation of similar measures of other companies. Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance.

(6)	Exclusive of amortization of intangible assets, except as discussed in footnote (7) below.

(7)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses and/or Research and development expenses, as appropriate.

PFIZER INC. AND SUBSIDIARY COMPANIES
OPERATING SEGMENT INFORMATION(1)
(UNAUDITED)
(millions of dollars)

	Second-Quarter 2016
	Innovative Health (IH)(2)	Essential Health (EH)(2)	Other(2), (3)	Non-GAAP Adjusted(4)	Reconciling Items(5)	GAAP Reported
Revenues	$7,105	$6,042	$—	$13,147	$—	$13,147
Cost of sales	997	1,678	388	3,062	112	3,174
% of revenue	14.0%	27.8%	*	23.3%	*	24.1%
Selling, informational and administrative expenses	1,615	885	943	3,443	28	3,471
Research and development expenses	583	308	849	1,740	7	1,748
Amortization of intangible assets	24	7	—	31	930	961
Restructuring charges and certain acquisition-related costs	—	—	—	—	316	316
Other (income)/deductions––net	(292)	(34)	96	(230)	1,298	1,068
Income from continuing operations before provision for taxes on income	4,179	3,198	(2,276)	5,101	(2,691)	2,410

	Six Months Ended July 3, 2016
	Innovative Health (IH)(2)	Essential Health (EH)(2)	Other(2), (3)	Non-GAAP Adjusted(4)	Reconciling Items(5)	GAAP Reported
Revenues	$14,139	$12,013	$—	$26,152	$—	$26,152
Cost of sales	1,891	3,131	605	5,627	399	6,026
% of revenue	13.4%	26.1%	*	21.5%	*	23.0%
Selling, informational and administrative expenses	3,300	1,622	1,889	6,811	44	6,856
Research and development expenses	1,145	584	1,734	3,463	15	3,478
Amortization of intangible assets	48	13	—	61	1,905	1,966
Restructuring charges and certain acquisition-related costs	—	—	—	—	457	457
Other (income)/deductions––net	(528)	(194)	342	(380)	1,778	1,398
Income from continuing operations before provision for taxes on income	8,282	6,857	(4,570)	10,569	(4,598)	5,971
See end of tables for notes (1) through (5).
Amounts may not add due to rounding.

*	Calculation not meaningful.

PFIZER INC. AND SUBSIDIARY COMPANIES
OPERATING SEGMENT INFORMATION(1)
(UNAUDITED)
(millions of dollars)

	Second-Quarter 2015
	Innovative Health (IH)(2)	Essential Heath (EH)(2)	Other(2), (3)	Non-GAAP Adjusted(4)	Reconciling Items(5)	GAAP Reported
Revenues	$6,630	$5,223	$—	$11,853	$—	$11,853
Cost of sales	937	1,042	144	2,123	58	2,180
% of revenue	14.1%	19.9%	*	17.9%	*	18.4%
Selling, informational and administrative expenses	1,619	840	913	3,372	15	3,386
Research and development expenses	573	219	941	1,732	2	1,734
Amortization of intangible assets	23	10	—	33	839	872
Restructuring charges and certain acquisition-related costs	—	—	—	—	86	86
Other (income)/deductions––net	(286)	(31)	164	(153)	209	55
Income from continuing operations before provision for taxes on income	3,764	3,144	(2,161)	4,747	(1,208)	3,539

	Six Months Ended June 28, 2015
	Innovative Health (IH)(2)	Essential Health (EH)(2)	Other(2), (3)	Non-GAAP Adjusted(4)	Reconciling Items(5)	GAAP Reported
Revenues	$12,368	$10,348	$—	$22,717	$—	$22,717
Cost of sales	1,703	2,044	182	3,930	89	4,018
% of revenue	13.8%	19.8%	*	17.3%	*	17.7%
Selling, informational and administrative expenses	3,021	1,544	1,884	6,449	42	6,491
Research and development expenses	1,315	419	1,875	3,609	10	3,620
Amortization of intangible assets	47	20	—	67	1,745	1,811
Restructuring charges and certain acquisition-related costs	—	—	—	—	146	146
Other (income)/deductions––net	(531)	(38)	249	(320)	329	9
Income from continuing operations before provision for taxes on income	6,813	6,359	(4,190)	8,982	(2,361)	6,621
See end of tables for notes (1) through (5).
Amounts may not add due to rounding.

*	Calculation not meaningful.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

(1)	Certain amounts in the operating segment information and associated notes may not add due to rounding.

(2)
Amounts represent the revenues and costs managed by each of our business segments: Pfizer Innovative Health (IH) and Pfizer Essential Health (EH). The expenses generally include only those costs directly attributable to the segment. Effective in the second quarter of 2016, our segments were reorganized to reflect that we now manage our innovative pharmaceutical and consumer healthcare operations as one business segment, Pfizer Innovative Health (previously these businesses were managed as two segments: the Global Innovative Pharmaceutical segment and the Global Vaccines, Oncology and Consumer Healthcare segment). Also, in the second quarter of 2016, we changed the name of our Established Products business to Pfizer Essential Health. We have revised prior-period segment information to reflect the reorganization.

Hospira's commercial operations are included in EH's operating results in our consolidated statement of income, commencing from the acquisition date of September 3, 2015. Therefore, our results of operations and EH's operating results for the second quarter and first six months of 2015 do not include Hospira's results of operations.

Some additional information about our business segments follows:
Pfizer Innovative Health (IH) Segment	Pfizer Essential Health (EH) Segment
IH focuses on developing and commercializing novel, value-creating medicines and vaccines that significantly improve patients’ lives, as well as products for consumer healthcare. Key therapeutic areas include vaccines, oncology, inflammation/immunology, cardiovascular/metabolic, neuroscience/pain, rare diseases and consumer healthcare and include leading brands, such as Prevnar/Prevenar 13, Xeljanz, Eliquis, Lyrica (U.S., Japan and certain other markets), Enbrel (outside the U.S. and Canada) and Viagra (U.S. and Canada), as well as several well-known, over-the-counter (OTC) consumer products.

EH includes legacy brands that have lost or will soon lose market exclusivity in both developed and emerging markets, branded generics, generic sterile injectable products, biosimilars and infusion systems. EH also includes a new EH research and development organization as well as our contract manufacturing business.

Effective as of the beginning of 2016, the following changes impact EH:

•
Our entire contract manufacturing business, Pfizer CentreOne, is part of EH. Pfizer CentreOne consists of (i) the revenues and expenses of legacy Pfizer's contract manufacturing and active pharmaceutical ingredient sales operation, including the revenues and expenses related to our manufacturing and supply agreements with Zoetis Inc. (previously known as Pfizer CentreSource or PCS); and (ii) the revenues and expenses of legacy Hospira's One-2-One sterile injectables contract manufacturing operation, which has been included in EH since we acquired Hospira on September 3, 2015. Prior to 2016, PCS was managed outside our operating segments as part of Pfizer Global Supply and reported as "Other Business Activities". We have reclassified prior period PCS operating results ($133 million of PCS revenues and $30 million of PCS earnings in the second quarter of 2015, and $244 million of PCS revenues and $52 million of PCS earnings in the first six months of 2015) to conform to the current period presentation as part of EH.

•
In connection with the formation of a new EH Research and Development (R&D) organization, certain functions transferred from Pfizer’s Worldwide Research and Development (WRD) organization to the new EH R&D organization. The new R&D organization within EH expects to develop potential new sterile injectable drugs and therapeutic solutions, as well as biosimilars. We have reclassified approximately $67 million of costs in the second quarter of 2015 and $134 million of costs in the first six months of 2015 from WRD to EH to conform to the current period presentation as part of EH.

Effective as of the beginning of the second quarter of 2016, the following changes impact IH:

•
In connection with the formation of the Global Product Development (GPD) organization, a new unified center for late-stage development for our innovative products, which is generally responsible for the clinical development of assets that have achieved proof-of-concept across our innovative portfolio, certain development-related functions transferred from IH to GPD. We have reclassified approximately $76 million of costs in the first quarter of 2016, approximately $73 million of costs in the second quarter of 2015 and approximately $147 million of costs in the first six months of 2015 from IH to GPD to conform to the current period presentation as part of GPD.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

The second quarter of 2016 reflects the following, as compared to the second quarter of 2015:

•
IH––The slight decrease in Cost of sales as a percentage of Revenues was primarily driven by a favorable change in product mix, including an increase in alliance revenues, which have no associated cost of sales, partially offset by unfavorable foreign exchange. The increase in Cost of sales was primarily driven by unfavorable foreign exchange and an increase in royalty expense, partially offset by favorable product mix. The slight decrease in Selling, informational and administrative expenses reflects favorable foreign exchange, offset by additional investment in Prevnar 13 and Eliquis. The increase in Research and development expenses primarily reflects the increased costs associated with our avelumab alliance with Merck KGaA.

•
EH––The increase in Cost of sales as a percentage of Revenues was primarily due to the inclusion of legacy Hospira operations, unfavorable foreign exchange and the impact of losses of exclusivity resulting in an unfavorable change in product mix. The increase in Cost of sales was driven by the inclusion of legacy Hospira operations and the unfavorable impact from foreign exchange, partially offset by lower volumes as a result of products losing exclusivity. The increase in Selling, informational and administrative expenses was primarily due to the inclusion of legacy Hospira operations, partially offset by lower advertising, promotional and field force expenses, reflecting the benefits of cost-reduction and productivity initiatives, and favorable foreign exchange. Research and development expenses increased, reflecting the inclusion of legacy Hospira operations and increased investment in legacy Pfizer biosimilar development programs.

The first six months of 2016 reflects the following, as compared to the first six months of 2015:

•
IH––The slight decrease in Cost of sales as a percentage of Revenues was primarily driven by a favorable change in product mix, including an increase in alliance revenues, which have no associated cost of sales, partially offset by unfavorable foreign exchange. The increase in Cost of sales was primarily driven by unfavorable foreign exchange, an increase in sales volumes and an increase in royalty expense. The increase in Selling, informational and administrative expenses reflects an increase in the allowance for doubtful trade accounts receivable, resulting from unfavorable developments with a distributor, and additional investment in Eliquis and Prevnar 13, partially offset by favorable foreign exchange. The decrease in Research and development expenses primarily reflects the non-recurrence of the $295 million upfront payment made to OPKO Health Inc. in the first quarter of 2015, partially offset by increased costs associated with our oncology programs, primarily our avelumab alliance with Merck KGaA and increased investment in certain late-stage pipeline programs, primarily bococizumab and tanezumab.

•
EH––The increase in Cost of sales as a percentage of Revenues was primarily due to the inclusion of legacy Hospira operations, unfavorable foreign exchange and the impact of losses of exclusivity resulting in an unfavorable change in product mix. The increase in Cost of sales was driven by the inclusion of legacy Hospira operations and the unfavorable impact from foreign exchange, partially offset by lower volumes as a result of products losing exclusivity. The increase in Selling, informational and administrative expenses was primarily due to the inclusion of legacy Hospira operations, partially offset by favorable foreign exchange and lower advertising, promotional and field force expenses, reflecting the benefits of cost-reduction and productivity initiatives. Research and development expenses increased, reflecting the inclusion of legacy Hospira operations and increased investment in legacy Pfizer biosimilar development programs. The favorable change in Other (income)/deductions––net primarily reflects resolution of a contract disagreement and favorable foreign exchange.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

(3)	Other comprises the revenues and costs included in our Adjusted income components(4) that are managed outside of our two operating segments and includes the following:

	Second-Quarter 2016
	Other Business Activities
(IN MILLIONS)	WRD(a)	GPD(b)	Medical(c)	Corporate(d)	Other Unallocated(e)	Total
Revenues	$—	$—	$—	$—	$—	$—
Cost of sales	—	—	—	51	337	388
Selling, informational and administrative expenses	—	—	34	876	33	943
Research and development expenses	527	161	—	156	6	849
Amortization of intangible assets	—	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	—	—	—
Other (income)/deductions––net	(13)	—	—	173	(64)	96
Loss from continuing operations before provision for taxes on income	$(514)	$(161)	$(34)	$(1,256)	$(312)	$(2,276)

	Six Months Ended July 3, 2016
	Other Business Activities
(IN MILLIONS)	WRD(a)	GPD(b)	Medical(c)	Corporate(d)	Other Unallocated(e)	Total
Revenues	$—	$—	$—	$—	$—	$—
Cost of sales	—	—	—	91	514	605
Selling, informational and administrative expenses	—	—	61	1,776	52	1,889
Research and development expenses	1,054	315	—	354	11	1,734
Amortization of intangible assets	—	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	—	—	—
Other (income)/deductions––net	(27)	—	—	399	(29)	342
Loss from continuing operations before provision for taxes on income	$(1,028)	$(315)	$(61)	$(2,619)	$(548)	$(4,570)

	Second-Quarter 2015
	Other Business Activities
(IN MILLIONS)	WRD(a)	GPD(b)	Medical(c)	Corporate(d)	Other Unallocated(e)	Total
Revenues	$—	$—	$—	$—	$—	$—
Cost of sales	—	—	—	25	118	144
Selling, informational and administrative expenses	—	—	28	871	14	913
Research and development expenses	544	150	7	231	9	941
Amortization of intangible assets	—	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	—	—	—
Other (income)/deductions––net	(15)	—	—	159	19	164
Loss from continuing operations before provision for taxes on income	$(530)	$(150)	$(35)	$(1,286)	$(160)	$(2,161)

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

	Six Months Ended June 28, 2015
	Other Business Activities
(IN MILLIONS)	WRD(a)	GPD(b)	Medical(c)	Corporate(d)	Other Unallocated(e)	Total
Revenues	$—	$—	$—	$—	$—	$—
Cost of sales	—	—	—	48	134	182
Selling, informational and administrative expenses	—	—	54	1,807	23	1,884
Research and development expenses	1,085	304	13	460	13	1,875
Amortization of intangible assets	—	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	—	—	—
Other (income)/deductions––net	(44)	—	—	257	36	249
Loss from continuing operations before provision for taxes on income	$(1,042)	$(304)	$(66)	$(2,573)	$(205)	$(4,190)

(a)
WRD––the research and development expenses managed by our WRD organization, which is generally responsible for research projects for our Innovative Health business until proof-of-concept is achieved and then for transitioning those projects to the IH segment via the newly formed GPD organization for possible clinical and commercial development. R&D spending may include upfront and milestone payments for intellectual property rights. The WRD organization also has responsibility for certain science-based and other platform-services organizations, which provide technical expertise and other services to the various R&D projects, including EH R&D projects. WRD is also responsible for facilitating all regulatory submissions and interactions with regulatory agencies, including all safety-event activities. As noted above, in connection with the formation of the new EH R&D organization, certain functions transferred from WRD to the new EH R&D organization. We have reclassified approximately $67 million of costs in the second quarter of 2015 and $134 million in the first six months of 2015 from WRD to EH to conform to the current period presentation as part of EH. Also, in connection with the formation of the new GPD organization, beginning in the second quarter of 2016, certain development-related functions transferred from WRD to GPD. See note (b) below for additional information.

(b)
GPD––the costs associated with our newly formed GPD organization, which is generally responsible for the clinical development of assets that have achieved proof-of-concept across our innovative portfolio. GPD also provides technical support and other services to Pfizer R&D projects. In connection with the formation of the GPD organization, certain development-related functions transferred from WRD and IH to GPD. We have reclassified costs of approximately $78 million from WRD and $76 million from IH in the first quarter of 2016, approximately $77 million from WRD and $73 million from IH in the second quarter of 2015 and approximately $157 million from WRD and $147 million from IH in the first six months of 2015 to GPD to conform to the current period presentation as part of GPD.

(c)
Medical––the costs associated with our Pfizer Medical organization (Medical), which is responsible for the provision of medical information to healthcare providers, patients and other parties, transparency and disclosure activities, clinical trial results publication, grants for healthcare quality improvement and medical education, and partnerships with global public health and medical associations.

(d)
Corporate––the costs associated with Corporate, representing platform functions (such as worldwide technology, global real estate operations, legal, finance, human resources, worldwide public affairs, compliance and worldwide procurement) and certain compensation and other corporate costs, such as interest income and expense, and gains and losses on investments.

(e)	Other Unallocated––other unallocated costs, representing overhead expenses associated with our manufacturing and commercial operations not directly attributable to an operating segment.
Although we typically provide qualitative information about our Other costs on an annual basis, updated estimates are provided in the first six months of 2016, reflecting: (i) the reorganization of our IH business; (ii) the transfer of certain WRD functions to EH; and (iii) the transfer of certain development-related functions from WRD and IH to GPD. For information purposes only, for the first six months of 2016, we estimate that Other costs, in the aggregate and as described above, but excluding (i) net interest-related expense not attributable to an operating segment included in Corporate (approximately $415 million for the first six months of 2016 in Other (income)/deductions––net); and (ii) net income from investments not attributable to an operating segment and included in Corporate (approximately $49 million for the first six months of 2016 in Other (income)/deductions––net), are generally associated with our operating segments, as follows:

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

Six Months Ended July 3, 2016
(PERCENTAGES)	IH	EH
Total WRD/GPD/Medical costs	96% - 98%	2% - 4%
Total Corporate/Other Unallocated costs	49% - 51%	49% - 51%
Total WRD/GPD/Medical and Corporate/Other Unallocated costs	65% - 67%	33% - 35%
Total WRD/GPD/Medical and Corporate/Other Unallocated costs, by line item:
Cost of sales	24% - 26%	74% - 76%
Selling, informational and administrative expenses	50% - 52%	48% - 50%
Research and development expenses	95% - 97%	3% - 5%
Other (income)/deductions––net	*	*

*
Amounts not material. After excluding net interest expense included in Corporate and net income on investments not attributable to an operating segment and included in Corporate, Other (income)/deductions––net approximates $24 million of income for the first six months of 2016.

The percentages provided in the table above do not purport to reflect additional amounts that each of our operating segments would have incurred had each segment operated as a standalone company during the period presented.

•
WRD/GPD/Medical––The information provided in the table above for WRD, GPD and Medical was substantially all derived from our estimates of the costs incurred in connection with the R&D projects associated with each operating segment.

•
Corporate/Other Unallocated––The information provided in the table above for Corporate and Other Unallocated was derived mainly using proportional allocation methods based on global, regional or country revenues or global, regional or country headcount, as well as certain cost metrics, as appropriate, such as those derived from research and development and manufacturing costs, and, to a lesser extent, specific identification. Management believes that the allocations of Corporate and Other Unallocated costs are reasonable.

(4)
These “Adjusted Income” components are defined as the corresponding reported U.S. GAAP components, excluding purchase accounting adjustments, acquisition-related costs and certain significant items (some of which may recur, such as restructuring or legal charges, but which management does not believe are reflective of our ongoing core operations). Adjusted Cost of Sales, Adjusted Selling, Informational and Administrative (SI&A) expenses, Adjusted Research and Development (R&D) expenses, Adjusted Amortization of Intangible Assets and Adjusted Other (Income)/Deductions––Net are income statement line items prepared on the same basis as, and therefore components of, the overall adjusted income measure. As described in the “Management's Discussion and Analysis of Financial Condition and Results of Operations––Non-GAAP Financial Measure (Adjusted Income)” section of Pfizer's Quarterly Report on Form 10-Q for the fiscal quarter ended April 3, 2016, management uses Adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. Because Adjusted income is an important internal measurement for Pfizer, we believe that investors’ understanding of our performance is enhanced by disclosing this performance measure. We report Adjusted income and certain components of Adjusted income in order to portray the results of our major operations––the discovery, development, manufacture, marketing and sale of prescription medicines, vaccines, medical devices and consumer healthcare (OTC) products––prior to considering certain income statement elements. See the accompanying reconciliations of certain GAAP reported to non-GAAP adjusted information for the second quarter and first six months of 2016 and 2015. The Adjusted income component measures are not, and should not be viewed as, substitutes for the U.S. GAAP component measures.

(5)
Includes costs associated with (i) purchase accounting adjustments; (ii) acquisition-related costs; and (iii) certain significant items, which are substantive and in some cases recurring (such as restructuring or legal charges), or unusual items that are evaluated on an individual basis by management. For additional information about these reconciling items and/or our non-GAAP adjusted measure of performance, see the accompanying reconciliations of certain GAAP reported to non-GAAP adjusted information for the second quarter and first six months of 2016 and 2015.

PFIZER INC. - REVENUES
SECOND-QUARTER 2016 and 2015
(UNAUDITED)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)
	2016	2015	% Change		2016	2015	% Change	2016	2015	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$13,147	$11,853	11%	13%	$6,335	$4,994	27%	$6,812	$6,859	(1%)	4%
PFIZER INNOVATIVE HEALTH (IH)(b)	$7,105	$6,630	7%	9%	$3,950	$3,459	14%	$3,156	$3,170	—	3%
Internal Medicine	$2,190	$1,895	16%	16%	$1,577	$1,430	10%	$613	$465	32%	33%
Lyrica IH(c)	1,048	907	15%	16%	788	651	21%	260	257	1%	3%
Viagra IH(d)	300	334	(10%)	(10%)	292	326	(10%)	8	8	(5%)	—
Chantix/Champix	213	173	23%	24%	148	106	40%	65	68	(4%)	(1%)
Toviaz	67	71	(5%)	(6%)	24	33	(27%)	43	38	15%	12%
BMP2	61	75	(19%)	(19%)	61	75	(19%)	—	—	—	—
Alliance revenues(e)	371	291	28%	25%	221	206	7%	150	84	78%	70%
All other Internal Medicine	130	44	*	*	43	34	26%	87	10	*	*
Vaccines	$1,365	$1,580	(14%)	(13%)	$792	$882	(10)%	$573	$698	(18%)	(16%)
Prevnar/Prevenar 13	1,258	1,503	(16%)	(15%)	768	880	(13%)	490	622	(21%)	(19%)
FSME/IMMUN-TicoVac	42	56	(24)%	(26)%	—	—	—	42	56	(24%)	(26%)
All other Vaccines	65	21	*	*	24	2	*	41	20	*	*
Oncology	$1,101	$713	54%	56%	$755	$388	94%	$345	325	6%	9%
Ibrance	514	140	*	*	502	140	*	12	—	*	*
Sutent	285	294	(3%)	—	107	98	9%	178	195	(9%)	(5%)
Xalkori	137	119	15%	15%	62	60	3%	75	58	28%	28%
Inlyta	108	111	(2%)	(3%)	45	54	(17%)	63	57	11%	11%
All other Oncology	57	49	16%	15%	39	35	9%	18	14	32%	29%
Inflammation & Immunology (I&I)	$999	$966	3%	7%	$189	$116	63%	$810	$850	(5%)	(1%)
Enbrel (Outside the U.S. and Canada)	766	822	(7%)	(3%)	—	—	—	766	822	(7%)	(3%)
Xeljanz	217	128	70%	72%	189	116	63%	28	12	*	*
All other I&I	16	16	1%	(7%)	—	—	—	16	16	1%	(7%)
Rare Disease	$614	$636	(3%)	(2%)	$196	$220	(11%)	$418	$416	1%	3%
BeneFIX	183	193	(5%)	(5%)	79	87	(9%)	104	106	(2%)	(1%)
Genotropin	152	167	(9%)	(6%)	37	50	(25%)	115	117	(2%)	2%
Refacto AF/Xyntha	139	142	(2%)	(1%)	32	35	(8%)	107	106	—	2%
Somavert	59	55	8%	8%	20	17	18%	39	38	3%	3%
Rapamune	47	53	(11%)	(4%)	21	27	(21%)	26	26	(1%)	14%
All other Rare Disease	33	26	27%	23%	6	4	42%	28	22	24%	20%
Consumer Healthcare	$837	$840	—	5%	$441	$423	4%	$395	$417	(5%)	6%
PFIZER ESSENTIAL HEALTH (EH)(f)	$6,042	$5,223	16%	19%	$2,385	$1,535	55%	$3,656	$3,688	(1%)	4%
Legacy Established Products (LEP)(g)	$2,864	$2,934	(2%)	2%	$971	$880	10%	$1,894	$2,054	(8%)	(1%)
Lipitor	461	509	(9%)	(2%)	44	40	11%	417	469	(11%)	(3%)
Premarin family	251	259	(3%)	(2%)	236	242	(2%)	15	17	(14%)	(4%)
Norvasc	240	251	(4%)	(2%)	10	9	11%	230	242	(5%)	(2%)
EpiPen	93	85	9%	10%	79	70	13%	14	15	(7%)	(5%)
Xalatan/Xalacom	94	99	(5%)	(4%)	6	5	25%	88	94	(7%)	(6%)
Relpax	87	82	6%	5%	63	57	10%	24	25	(4%)	(6%)
Zoloft	77	93	(17%)	(14%)	16	17	(7%)	61	76	(19%)	(15%)
Zithromax/Zmax(h)	67	61	10%	12%	1	(2)	*	66	63	5%	7%
Effexor	67	74	(9%)	(5%)	20	27	(25%)	47	47	1%	6%
Tikosyn	55	42	32%	32%	55	42	32%	—	—	—	—
Xanax/Xanax XR	55	54	2%	3%	12	11	10%	44	44	—	1%
Cardura	48	55	(11%)	(10%)	1	1	60%	47	54	(13%)	(11%)
Neurontin	47	48	(2%)	5%	12	12	6%	35	36	(5%)	5%
Depo-Provera	34	51	(33%)	(31%)	13	17	(24%)	21	34	(38%)	(34%)
All other LEP	1,187	1,172	1%	8%	402	333	21%	785	839	(6%)	2%
Sterile Injectable Pharmaceuticals (SIP)(i)	$1,497	$751	99%	*	$837	$282	*	$660	$469	41%	47%
Medrol(h)	115	99	16%	21%	71	54	31%	44	45	(3%)	8%
Sulperazon	105	80	31%	37%	—	—	—	105	80	31%	37%
Fragmin	82	88	(7%)	(4%)	8	8	—	74	80	(8%)	(5%)
Tygacil	59	77	(23%)	(17%)	11	28	(61%)	48	49	(2%)	7%
All other SIP	1,136	407	*	*	747	192	*	389	215	81%	87%
Peri-LOE Products(j)	$1,111	$1,406	(21%)	(19%)	$251	$316	(20%)	$860	$1,090	(21%)	(19%)
Lyrica EH(c)	214	312	(31%)	(31%)	—	—	—	214	312	(31%)	(31%)
Pristiq	194	177	10%	11%	157	137	14%	37	40	(6%)	1%
Celebrex	183	224	(18%)	(16%)	30	58	(48%)	153	166	(8%)	(5%)
Vfend	162	162	—	2%	12	7	69%	151	156	(3%)	(1%)
Zyvox	114	259	(56%)	(54%)	19	87	(79%)	95	172	(45%)	(41%)
Viagra EH(d)	101	113	(11%)	(6%)	—	—	—	101	113	(11%)	(6%)
Revatio	74	65	14%	13%	25	19	30%	49	46	7%	6%
All other Peri-LOE Products	69	94	(26%)	(24%)	9	7	21%	61	86	(30%)	(28%)
Infusion Systems(k)	$295	$—	*	*	$230	$—	*	$65	$—	*	*
Biosimilars(l)	$78	$—	*	*	$—	$—	—	$78	$—	*	*
Pfizer CentreOne(m)	$196	$133	47%	48%	$96	$58	66%	$100	$75	33%	31%
Total Lyrica(c)	$1,261	$1,219	3%	4%	$788	$651	21%	$473	$568	(17%)	(16%)
Total Viagra(d)	$401	$448	(11%)	(9%)	$292	$326	(10%)	$109	$122	(11%)	(5%)
Total Alliance revenues	$376	$311	21%	19%	$223	$212	5%	$154	$99	56%	49%
See end of tables for notes.

PFIZER INC.
INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
SECOND-QUARTER 2016 and 2015
(UNAUDITED)

	DEVELOPED EUROPE(n)				DEVELOPED REST OF WORLD(o)				EMERGING MARKETS(p)
	2016	2015	% Change		2016	2015	% Change		2016	2015	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES	$2,440	$2,380	3%	1%	$1,718	$1,558	10%	7%	$2,655	$2,921	(9%)	4%
PFIZER INNOVATIVE HEALTH (IH)(b)	$1,371	$1,303	5%	4%	$853	$750	14%	10%	$932	$1,117	(17%)	(2%)
Internal Medicine	$129	$42	*	*	$359	$295	22%	16%	$125	$128	(2%)	14%
Lyrica IH(c)	—	—	—	—	204	179	14%	8%	56	78	(28%)	(9%)
Viagra IH(d)	—	—	—	—	8	8	(5%)	—	—	—	—	—
Chantix/Champix	20	20	—	—	37	32	13%	14%	8	15	(45%)	(33%)
Toviaz	18	17	3%	2%	22	17	27%	21%	3	3	11%	17%
BMP2	—	—	—	—	—	—	—	—	—	—	—	—
Alliance revenues(q)	90	47	91%	87%	61	36	72%	64%	(1)	1	*	*
All other Internal Medicine	1	(43)	*	*	27	23	19%	13%	59	31	91%	*
Vaccines	$210	$222	(5%)	(7%)	$108	$105	4%	2%	$254	$371	(31%)	(26%)
Prevnar/Prevenar 13	145	159	(9%)	(11%)	107	104	3%	1%	238	358	(34%)	(29%)
FSME/IMMUN-TicoVac	32	44	(26%)	(28%)	—	—	—	—	10	12	(18%)	(20%)
All other Vaccines	33	19	72%	71%	1	—	*	*	7	1	*	*
Oncology	$156	$157	(1%)	(2%)	$80	$65	23%	18%	$109	$102	7%	21%
Ibrance	3	—	*	*	—	—	—	—	9	—	*	*
Sutent	83	93	(11%)	(12%)	31	30	6%	3%	64	73	(12%)	1%
Xalkori	36	29	22%	20%	15	10	55%	52%	24	19	21%	29%
Inlyta	27	28	(4%)	(5%)	26	21	21%	12%	10	7	40%	65%
All other Oncology	8	7	8%	5%	8	5	72%	61%	3	2	25%	42%
Inflammation & Immunology (I&I)	$509	$526	(3%)	(4%)	$135	$127	6%	2%	$166	$198	(16%)	6%
Enbrel (Outside Canada)	504	523	(4%)	(5%)	105	106	(1%)	(5%)	157	193	(19%)	2%
Xeljanz	5	3	95%	99%	13	4	*	*	9	5	96%	*
All other I&I	—	—	—	—	16	16	—	(7%)	—	—	—	—
Rare Disease	$248	$249	—	(1%)	$103	$96	8%	5%	$67	$71	(6%)	15%
BeneFIX	64	64	1%	1%	30	31	(4%)	(4%)	9	11	(16%)	(6%)
Genotropin	47	51	(8%)	(9%)	44	39	11%	5%	24	26	(11%)	18%
Refacto AF/Xyntha	80	80	—	—	12	11	8%	14%	14	15	(5%)	4%
Somavert	31	30	3%	—	4	4	20%	18%	3	4	(8%)	10%
Rapamune	10	10	(1%)	(2%)	3	4	(7%)	(3%)	12	12	1%	32%
All other Rare Disease	15	13	10%	7%	9	7	41%	31%	4	2	51%	57%
Consumer Healthcare	$118	$107	10%	8%	$67	$63	7%	13%	$210	$247	(15%)	4%
PFIZER ESSENTIAL HEALTH (EH)(f)	$1,069	$1,077	(1%)	(2%)	$865	$808	7%	4%	$1,722	$1,803	(5%)	8%
Legacy Established Products (LEP)(g)	$393	$380	4%	2%	$515	$533	(3%)	(7%)	$985	$1,142	(14%)	—
Lipitor	47	54	(13%)	(14%)	61	65	(7%)	(6%)	309	350	(12%)	(1%)
Premarin family	1	2	(27%)	(24%)	7	7	—	3%	7	9	(22%)	(5%)
Norvasc	18	18	(3%)	(5%)	65	69	(6%)	(10%)	147	154	(5%)	1%
EpiPen	—	—	—	—	14	15	(7%)	(5%)	—	—	—	—
Xalatan/Xalacom	19	23	(18%)	(19%)	41	41	1%	(5%)	28	30	(8%)	3%
Relpax	9	12	(28%)	(30%)	11	10	16%	9%	4	3	28%	37%
Zoloft	9	8	9%	8%	24	40	(40%)	(44%)	28	28	2%	19%
Zithromax/Zmax(h)	11	9	19%	16%	14	14	(3%)	(10%)	42	40	5%	11%
Effexor	16	16	3%	1%	12	8	40%	40%	19	22	(15%)	(3%)
Tikosyn	—	—	—	—	—	—	—	—	—	—	—	—
Xanax/Xanax XR	21	20	7%	4%	5	6	(7%)	(12%)	17	18	(6%)	3%
Cardura	13	16	(20%)	(22%)	13	14	(6%)	(12%)	21	23	(11%)	(3%)
Neurontin	12	11	3%	4%	8	8	—	1%	15	17	(12%)	7%
Depo-Provera	5	6	(13%)	(11%)	3	3	1%	6%	13	25	(48%)	(44%)
All other LEP	212	184	16%	14%	237	233	2%	(3%)	336	422	(20%)	—
Sterile Injectable Pharmaceuticals (SIP)(i)	$174	$133	31%	30%	$135	$73	84%	83%	$351	$263	34%	46%
Medrol(h)	14	15	(5%)	(5%)	6	6	(1%)	(2%)	23	24	(2%)	18%
Sulperazon	—	—	—	—	4	4	(10%)	(17%)	102	76	33%	40%
Fragmin	42	46	(7%)	(6%)	18	21	(13%)	(9%)	14	14	—	5%
Tygacil	18	13	35%	33%	2	2	(1%)	5%	28	34	(16%)	(2%)
All other SIP	100	59	69%	67%	106	41	*	*	183	115	60%	74%
Peri-LOE Products(j)	$356	$517	(31%)	(32%)	$178	$193	(8%)	(12%)	$326	$380	(14%)	(5%)
Lyrica EH(c)	186	274	(32%)	(32%)	—	—	—	—	27	37	(27%)	(21%)
Pristiq	5	4	26%	23%	18	22	(20%)	(16%)	14	13	5%	22%
Celebrex	8	11	(26%)	(27%)	69	73	(5%)	(10%)	76	82	(8%)	2%
Vfend	62	67	(6%)	(8%)	33	30	11%	5%	56	59	(6%)	3%
Zyvox	28	80	(65%)	(66%)	21	24	(15%)	(20%)	47	68	(31%)	(20%)
Viagra EH(d)	12	13	(13%)	(13%)	9	10	(11%)	(12%)	80	90	(11%)	(4%)
Revatio	32	29	7%	6%	9	9	—	(7%)	8	7	18%	27%
All other Peri-LOE Products	22	38	(42%)	(43%)	20	25	(22%)	(26%)	19	23	(19%)	(4%)
Infusion Systems(k)	$14	$—	*	*	$23	$—	*	*	$27	$—	*	*
Biosimilars(l)	$70	$—	*	*	$1	$—	*	*	$7	$—	*	*
Pfizer CentreOne(m)	$62	$47	33%	30%	$12	$9	33%	30%	$26	$19	33%	32%
Total Lyrica(c)	$186	$274	(32%)	(32%)	$204	$179	14%	8%	$83	$115	(28%)	(13%)
Total Viagra(d)	$12	$13	(13%)	(13%)	$17	$18	(8%)	(6%)	$80	$90	(11%)	(4%)
Total Alliance revenues	$93	$57	62%	58%	$62	$37	65%	57%	$(1)	$4	*	*
See end of tables for notes.

PFIZER INC. - REVENUES
SIX MONTHS 2016 and 2015
(UNAUDITED)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)
	2016	2015	% Change		2016	2015	% Change	2016	2015	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$26,152	$22,717	15%	20%	$12,960	$9,428	37%	$13,192	$13,289	(1%)	7%
PFIZER INNOVATIVE HEALTH (IH)(b)	$14,139	$12,368	14%	18%	$8,064	$6,431	25%	$6,075	$5,937	2%	10%
Internal Medicine	$4,314	$3,546	22%	23%	$3,153	$2,666	18%	$1,161	$880	32%	38%
Lyrica IH(c)	2,059	1,753	17%	19%	1,570	1,272	23%	488	482	1%	8%
Viagra IH(d)	600	622	(4%)	(3%)	584	605	(3%)	16	17	(9%)	1%
Chantix/Champix	434	332	31%	33%	307	203	51%	126	129	(2%)	5%
Toviaz	131	134	(2%)	(1%)	50	62	(20%)	81	72	13%	14%
BMP2	112	113	(1%)	(1%)	112	113	(1%)	—	—	—	—
Alliance revenues(e)	722	498	45%	45%	449	347	30%	273	152	80%	82%
All other Internal Medicine	257	94	*	*	80	65	24%	177	29	*	*
Vaccines	$2,935	$2,908	1%	3%	$1,833	$1,730	6%	$1,102	$1,178	(6%)	(2%)
Prevnar/Prevenar 13	2,766	2,808	(1%)	—	1,799	1,727	4%	967	1,081	(11%)	(5%)
FSME/IMMUN-TicoVac	69	65	6%	6%	—	—	—	69	65	6%	6%
All other Vaccines	100	34	*	*	34	3	*	66	31	*	*
Oncology	$2,102	$1,240	69%	72%	$1,423	$619	*	$679	$621	9%	15%
Ibrance	942	178	*	*	924	178	*	18	—	*	*
Sutent	563	536	5%	10%	209	171	22%	354	365	(3%)	4%
Xalkori	275	230	20%	22%	124	110	13%	151	121	25%	30%
Inlyta	209	206	1%	3%	89	98	(9%)	120	108	11%	15%
All other Oncology	112	90	25%	26%	77	63	23%	35	27	30%	34%
Inflammation & Immunology (I&I)	$1,947	$1,829	6%	14%	$367	$197	86%	$1,580	$1,632	(3%)	5%
Enbrel (Outside the U.S. and Canada)	1,500	1,581	(5%)	3%	—	—	—	1,500	1,581	(5%)	3%
Xeljanz	414	224	85%	87%	364	204	78%	50	19	*	*
All other I&I	33	24	39%	33%	3	(7)	*	30	31	(3%)	(7%)
Rare Disease	$1,182	$1,198	(1%)	3%	$379	$393	(4%)	$804	$805	—	6%
BeneFIX	367	366	—	3%	159	157	2%	208	210	(1%)	4%
Genotropin	277	306	(9%)	(5%)	63	82	(23%)	214	224	(4%)	2%
Refacto AF/Xyntha	268	262	2%	6%	64	63	3%	204	199	2%	8%
Somavert	114	104	9%	12%	39	31	25%	75	73	2%	7%
Rapamune	93	106	(12%)	(4%)	42	52	(19%)	50	53	(6%)	10%
All other Rare Disease	63	53	18%	19%	11	8	33%	52	45	16%	17%
Consumer Healthcare	$1,659	$1,648	1%	7%	$909	$826	10%	$750	$822	(9%)	5%
PFIZER ESSENTIAL HEALTH (EH)(f)	$12,013	$10,348	16%	22%	$4,897	$2,996	63%	$7,116	$7,352	(3%)	5%
Legacy Established Products (LEP)(g)	$5,664	$5,782	(2%)	5%	$1,979	$1,726	15%	$3,686	$4,056	(9%)	—
Lipitor	872	950	(8%)	—	86	79	8%	786	870	(10%)	—
Premarin family	507	491	3%	4%	479	457	5%	29	34	(15%)	(2%)
Norvasc	476	503	(5%)	(1%)	19	18	6%	457	485	(6%)	(1%)
EpiPen	190	161	18%	19%	169	138	22%	21	23	(10%)	(5%)
Xalatan/Xalacom	182	201	(9%)	(5%)	12	13	(5%)	170	188	(10%)	(5%)
Relpax	165	162	2%	2%	116	109	7%	49	54	(9%)	(7%)
Zoloft	156	179	(13%)	(5%)	32	28	15%	124	151	(18%)	(9%)
Zithromax/Zmax(h)	147	140	5%	10%	3	—	*	144	140	3%	8%
Effexor	137	147	(7%)	(1%)	45	50	(9%)	92	97	(6%)	3%
Tikosyn	116	79	48%	48%	116	79	48%	—	—	—	—
Xanax/Xanax XR	108	109	(1%)	4%	25	20	20%	83	89	(6%)	—
Cardura	94	106	(12%)	(7%)	3	2	56%	91	105	(13%)	(8%)
Neurontin	91	103	(12%)	1%	25	24	1%	66	78	(15%)	1%
Depo-Provera	68	88	(23%)	(19%)	25	30	(16%)	43	58	(27%)	(20%)
All other LEP	2,355	2,364	—	9%	823	678	21%	1,532	1,685	(9%)	3%
Sterile Injectable Pharmaceuticals (SIP)(i)	$3,021	$1,479	*	*	$1,775	$544	*	$1,246	$936	33%	42%
Medrol(h)	228	186	23%	29%	146	99	48%	82	87	(6%)	6%
Sulperazon	201	179	13%	18%	—	—	—	201	179	13%	18%
Fragmin	160	162	(1%)	4%	16	9	87%	144	153	(6%)	—
Tygacil	134	150	(11%)	(3%)	41	57	(29%)	93	93	1%	13%
All other SIP	2,297	803	*	*	1,572	379	*	726	424	71%	80%
Peri-LOE Products(j)	$2,201	$2,843	(23%)	(18%)	$485	$619	(22%)	$1,716	$2,224	(23%)	(18%)
Lyrica EH(c)	431	652	(34%)	(31%)	—	—	—	431	652	(34%)	(31%)
Pristiq	372	338	10%	13%	300	255	18%	73	83	(12%)	—
Celebrex	355	428	(17%)	(12%)	56	80	(29%)	299	349	(14%)	(9%)
Vfend	319	345	(8%)	(3%)	22	20	7%	297	325	(8%)	(3%)
Zyvox	240	530	(55%)	(50%)	42	206	(80%)	199	324	(39%)	(32%)
Viagra EH(d)	197	221	(11%)	(4%)	—	—	—	197	221	(11%)	(4%)
Revatio	140	128	10%	12%	46	34	34%	94	93	1%	4%
All other Peri-LOE Products	146	201	(27%)	(22%)	20	23	(14%)	125	177	(29%)	(24%)
Infusion Systems(k)	$599	$—	*	*	$470	$—	*	$129	$—	*	*
Biosimilars(l)	$145	$—	*	*	$—	$—	—	$145	$—	*	*
Pfizer CentreOne(m)	$384	$244	57%	60%	$188	$108	74%	$196	$136	44%	47%
Total Lyrica(c)	$2,490	$2,406	4%	6%	$1,570	$1,272	23%	$920	$1,134	(19%)	(15%)
Total Viagra(d)	$796	$843	(6%)	(3%)	$584	$605	(3%)	$212	$238	(11%)	(4%)
Total Alliance revenues	$736	$533	38%	39%	$456	$351	30%	$281	$181	55%	57%
See end of tables for notes. Compared with the first six months of 2015, revenues for the first six months of 2016 were favorably impacted by approximately $800 million as a result of first-half 2016 having four additional selling days in the U.S. and four additional selling days in international markets.

PFIZER INC.
INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
SIX MONTHS 2016 and 2015 - (UNAUDITED)

	DEVELOPED EUROPE(n)				DEVELOPED REST OF WORLD(o)				EMERGING MARKETS(p)
	2016	2015	% Change		2016	2015	% Change		2016	2015	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES	$4,810	$4,691	3%	5%	$3,238	$3,050	6%	7%	$5,143	$5,548	(7%)	8%
PFIZER INNOVATIVE HEALTH (IH)(b)	$2,675	$2,477	8%	11%	$1,596	$1,458	9%	10%	$1,804	$2,002	(10%)	8%
Internal Medicine	$263	$88	*	*	$659	$555	19%	18%	$239	$236	1%	22%
Lyrica IH(c)	—	—	—	—	379	340	11%	10%	110	142	(23%)	2%
Viagra IH(d)	—	—	—	—	16	17	(9%)	1%	—	—	—	—
Chantix/Champix	40	40	1%	5%	68	63	7%	12%	18	26	(28%)	(15%)
Toviaz	35	34	5%	9%	39	32	21%	19%	7	6	9%	21%
BMP2	—	—	—	—	—	—	—	—	—	—	—	—
Alliance revenues(q)	165	83	99%	*	108	61	78%	76%	(1)	8	*	*
All other Internal Medicine	23	(68)	*	*	49	42	17%	15%	105	55	91%	*
Vaccines	$400	$374	7%	10%	$214	$208	3%	5%	$488	$596	(18%)	(11%)
Prevnar/Prevenar 13	289	293	(1%)	2%	211	207	2%	4%	467	581	(20%)	(12%)
FSME/IMMUN-TicoVac	58	51	14%	14%	—	—	—	—	11	14	(23%)	(24%)
All other Vaccines	53	30	78%	83%	3	—	*	*	10	1	*	*
Oncology	$317	$303	5%	8%	$145	$130	11%	10%	$217	$188	15%	31%
Ibrance	5	—	*	*	—	—	—	—	13	—	*	*
Sutent	170	175	(3%)	—	57	57	—	1%	126	133	(5%)	10%
Xalkori	73	60	22%	25%	28	24	18%	20%	50	37	37%	46%
Inlyta	53	53	—	3%	46	41	11%	7%	22	14	55%	82%
All other Oncology	16	14	11%	14%	14	8	70%	65%	5	4	21%	41%
Inflammation & Immunology (I&I)	$995	$1,018	(2%)	1%	$256	$243	5%	5%	$329	$371	(12%)	17%
Enbrel (Outside Canada)	986	1,013	(3%)	—	203	204	(1%)	(1%)	311	364	(15%)	13%
Xeljanz	9	5	92%	98%	23	7	*	*	18	7	*	*
All other I&I	—	—	—	—	30	31	(3%)	(7%)	—	—	—	—
Rare Disease	$485	$486	—	3%	$195	$192	2%	3%	$123	$126	(2%)	21%
BeneFIX	126	125	—	4%	62	66	(6%)	(2%)	21	19	9%	25%
Genotropin	93	99	(6%)	(3%)	79	77	2%	—	42	47	(11%)	18%
Refacto AF/Xyntha	156	155	1%	4%	23	20	15%	25%	25	24	1%	15%
Somavert	60	59	2%	4%	8	7	11%	13%	7	7	—	23%
Rapamune	21	21	(4%)	—	7	7	(9%)	—	23	25	(7%)	23%
All other Rare Disease	30	27	10%	12%	16	14	18%	14%	7	5	42%	51%
Consumer Healthcare	$214	$208	3%	5%	$127	$130	(2%)	8%	$409	$485	(16%)	4%
PFIZER ESSENTIAL HEALTH (EH)(f)	$2,135	$2,214	(4%)	(1%)	$1,642	$1,592	3%	3%	$3,339	$3,546	(6%)	9%
Legacy Established Products (LEP)(g)	$783	$796	(2%)	1%	$961	$1,036	(7%)	(7%)	$1,942	$2,224	(13%)	4%
Lipitor	93	103	(10%)	(7%)	117	131	(11%)	(8%)	576	636	(9%)	2%
Premarin family	3	4	(29%)	(26%)	13	13	(5%)	2%	13	17	(20%)	—
Norvasc	35	39	(9%)	(7%)	119	135	(12%)	(13%)	302	311	(3%)	4%
Epipen	—	—	—	—	21	23	(10%)	(5%)	—	—	—	—
Xalatan/Xalacom	37	45	(18%)	(16%)	78	80	(3%)	(4%)	55	63	(13%)	2%
Relpax	20	28	(28%)	(25%)	21	19	8%	6%	8	7	17%	28%
Zoloft	17	15	11%	14%	48	78	(38%)	(39%)	58	58	1%	25%
Zithromax/Zmax(h)	24	23	7%	10%	28	30	(8%)	(10%)	92	87	6%	13%
Effexor	31	34	(10%)	(8%)	21	17	26%	32%	40	47	(14%)	1%
Tikosyn	—	—	—	—	—	—	—	—	—	—	—	—
Xanax/Xanax XR	41	41	—	3%	10	11	(10%)	(12%)	32	37	(12%)	—
Cardura	27	33	(16%)	(14%)	23	27	(14%)	(16%)	40	45	(9%)	2%
Neurontin	22	23	(4%)	(1%)	15	16	(8%)	(5%)	29	39	(25%)	4%
Depo-Provera	10	11	(6%)	(2%)	5	5	(2%)	8%	27	42	(35%)	(29%)
All other LEP	422	398	6%	9%	442	450	(2%)	(3%)	668	837	(20%)	4%
Sterile Injectable Pharmaceuticals (SIP)(i)	$334	$263	27%	30%	$265	$143	85%	88%	$648	$530	22%	35%
Medrol(h)	27	29	(6%)	(3%)	12	12	(6%)	(4%)	43	46	(6%)	15%
Sulperazon	—	—	—	—	7	8	(14%)	(17%)	194	171	14%	20%
Fragmin	83	88	(5%)	(1%)	35	39	(10%)	(1%)	25	26	(3%)	4%
Tygacil	32	29	11%	13%	3	3	(5%)	2%	58	60	(4%)	14%
All other SIP	191	117	63%	66%	208	80	*	*	327	227	44%	59%
Peri-LOE Products(j)	$734	$1,067	(31%)	(29%)	$345	$396	(13%)	(13%)	$637	$762	(16%)	(4%)
Lyrica EH(c)	376	581	(35%)	(33%)	—	—	—	—	55	71	(22%)	(14%)
Pristiq	11	8	36%	40%	35	47	(25%)	(18%)	27	28	(3%)	20%
Celebrex	16	25	(35%)	(33%)	135	156	(13%)	(15%)	148	168	(12%)	1%
Vfend	120	129	(7%)	(4%)	62	58	6%	4%	115	137	(16%)	(5%)
Zyvox	75	152	(51%)	(48%)	39	48	(18%)	(20%)	84	123	(32%)	(15%)
Viagra EH(d)	24	28	(15%)	(12%)	18	20	(9%)	(6%)	155	173	(11%)	(2%)
Revatio	62	61	1%	4%	17	18	(6%)	(9%)	15	14	11%	21%
All other Peri-LOE Products	49	81	(40%)	(38%)	39	49	(20%)	(21%)	38	47	(20%)	(2%)
Infusion Systems(k)	$29	$—	*	*	$45	$—	*	*	$55	$—	*	*
Biosimilars(l)	$129	$—	*	*	$3	$—	*	*	$13	$—	*	*
Pfizer CentreOne(m)	$128	$88	45%	47%	$24	$17	44%	47%	$43	$31	42%	45%
Total Lyrica(c)	$376	$581	(35%)	(33%)	$379	$340	11%	10%	$165	$213	(23%)	(3%)
Total Viagra(d)	$24	$28	(15%)	(12%)	$34	$37	(9%)	(3%)	$155	$173	(11%)	(2%)
Total Alliance revenues	$171	$104	65%	69%	$109	$63	73%	71%	$1	$15	(97%)	(93%)
See end of tables for notes. Compared with the first six months of 2015, revenues for the first six months of 2016 were favorably impacted by approximately $800 million as a result of first-half 2016 having four additional selling days in the U.S. and four additional selling days in international markets.

PFIZER INC.
NOTES TO REVENUES TABLE INFORMATION
(UNAUDITED)

(a)
Total International represents Developed Europe region + Developed Rest of World region + Emerging Markets region. Details for these regions are described in footnotes (n) to (p) below, respectively, and the product revenues from these regions are described on pages 29 and 31.

(b)
The Pfizer Innovative Health business, previously known as the Innovative Products business, encompasses Internal Medicine, Vaccines, Oncology, Inflammation & Immunology, Rare Disease and Consumer Healthcare.

(c)
Lyrica revenues from all of Europe, Russia, Turkey, Israel and Central Asia countries are included in Lyrica EH. All other Lyrica revenues are included in Lyrica IH. Total Lyrica revenues represent the aggregate of worldwide revenues from Lyrica IH and Lyrica EH.

(d)
Viagra revenues from the U.S. and Canada are included in Viagra IH. All other Viagra revenues are included in Viagra EH. Total Viagra revenues represent the aggregate of worldwide revenues from Viagra IH and Viagra EH.

(e)	Includes Eliquis (2016 and 2015) and Rebif (2015 only).
(f)
The Pfizer Essential Health business, previously known as the Established Products business, encompasses Legacy Established Products, Sterile Injectable Pharmaceuticals, Peri-LOE Products, Infusion Systems, Biosimilars and Pfizer CentreOne and includes all legacy Hospira commercial operations. Hospira's commercial operations, including the legacy Hospira One-2-One sterile injectables contract manufacturing business, are included in EH's operating results in our consolidated statements of income, commencing from the acquisition date of September 3, 2015. As a result, EH's revenues for the second quarter and first six months of 2015 do not include Hospira's revenues. Also, effective as of the beginning of 2016, our entire contract manufacturing business, Pfizer CentreOne, is part of EH. Pfizer CentreOne consists of (i) legacy Pfizer's contract manufacturing and active pharmaceutical ingredient sales operation, including our manufacturing and supply agreements with Zoetis Inc. (previously known as Pfizer CentreSource or PCS); and (ii) legacy Hospira's One-2-One sterile injectables contract manufacturing operation. Prior to 2016, PCS was managed outside our operating segments and its revenues were reported as other business activities. We have reclassified prior period PCS revenues ($133 million in the second quarter of 2015 and $244 million in the first six months of 2015) to conform to the current period presentation as part of EH.

(g)	Legacy Established Products include products that have lost patent protection (excluding Sterile Injectable Pharmaceuticals and Peri-LOE Products).
(h)
Prior period revenues for Medrol and Zithromax/Zmax may not agree to previously-disclosed revenues because revenues for those products are now split between the Legacy Established Products and the Sterile Injectable Pharmaceuticals categories.

(i)	Sterile Injectable Pharmaceuticals include generic injectables and proprietary specialty injectables (excluding Peri-LOE Products).
(j)
Peri-LOE Products include products that have recently lost or are anticipated to soon lose patent protection. These products primarily include Lyrica in certain developed Europe markets, Pristiq globally, Celebrex, Zyvox and Revatio in most developed markets, Vfend and Viagra in certain developed Europe markets and Japan, and Inspra in the EU.

(k)
Infusion Systems include Medication Management Systems products composed of infusion pumps and related software and services, as well as I.V. Infusion Products, including large volume I.V. solutions and their associated administration sets.

(l)
Biosimilars include Inflectra (biosimilar infliximab) in certain European markets, Nivestim (biosimilar filgrastim) in certain Asian markets and Retacrit (biosimilar epoetin zeta) in certain international markets.

(m)
Pfizer CentreOne includes (i) revenues from legacy Pfizer's contract manufacturing and active pharmaceutical ingredient sales operation, including revenues related to our manufacturing and supply agreements with Zoetis Inc. (previously known as Pfizer CentreSource or PCS); and (ii) revenues from legacy Hospira’s One-2-One sterile injectables contract manufacturing operation.

(n)	Developed Europe region includes the following markets: Western Europe, Finland and the Scandinavian countries.
(o)	Developed Rest of World region includes the following markets: Australia, Canada, Japan, New Zealand and South Korea.
(p)
Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, Africa, Eastern Europe, Central Europe, the Middle East and Turkey.

(q)	Includes Eliquis.
*	Indicates calculation not meaningful.
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

DISCLOSURE NOTICE: Except where otherwise noted, the information contained in this earnings release and the related attachments is as of August 2, 2016. We assume no obligation to update any forward-looking statements contained in this earnings release and the related attachments as a result of new information or future events or developments.
This earnings release and the related attachments contain forward-looking statements about our anticipated future operating and financial performance, business plans and prospects, in-line products and product candidates, strategic reviews, capital allocation, business-development plans, the benefits expected from our recent acquisitions of Hospira, Inc. (Hospira) and Anacor Pharmaceuticals, Inc. (Anacor) and plans relating to share repurchases and dividends, among other things, that involve substantial risks and uncertainties. You can identify these statements by the fact that they use future dates or use words such as “will,” “may,” “could,” “likely,” “ongoing,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” “goal,” “objective,” “aim” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following:

▪
the outcome of research and development activities, including, without limitation, the ability to meet anticipated pre-clinical and clinical trial commencement and completion dates, regulatory submission and approval dates, and launch dates for product candidates, as well as the possibility of unfavorable pre-clinical and clinical trial results, including unfavorable new clinical data and additional analyses of existing clinical data;

▪
decisions by regulatory authorities regarding whether and when to approve our drug applications, which will depend on the assessment by such regulatory authorities of the benefit-risk profile suggested by the totality of the efficacy and safety information submitted; decisions by regulatory authorities regarding labeling, ingredients and other matters that could affect the availability or commercial potential of our products; and uncertainties regarding our ability to address the comments in complete response letters received by us with respect to certain of our drug applications to the satisfaction of the FDA;

▪	the speed with which regulatory authorizations, pricing approvals and product launches may be achieved;

▪
the outcome of post-approval clinical trials, which could result in the loss of marketing approval for a product or changes in the labeling for, and/or increased or new concerns about the safety or efficacy of, a product that could affect its availability or commercial potential;

▪
risks associated with interim data, including the risk that final results of studies for which interim data have been provided and/or additional clinical trials may be different from (including less favorable than) the interim data results and may not support further clinical development of the applicable product candidate or indication;

▪	the success of external business-development activities, including the ability to satisfy the conditions to closing of any announced transactions in the anticipated time frame or at all;

▪
competitive developments, including the impact on our competitive position of new product entrants, in-line branded products, generic products, private label products and product candidates that treat diseases and conditions similar to those treated by our in-line drugs and drug candidates;

▪
the implementation by the FDA and regulatory authorities in certain other countries of an abbreviated legal pathway to approve biosimilar products, which could subject our biologic products to competition from biosimilar products, with attendant competitive pressures, after the expiration of any applicable exclusivity period and patent rights;

▪	risks related to our ability to develop and launch biosimilars;

▪	the ability to meet generic and branded competition after the loss of patent protection for our products or competitor products;

▪	the ability to successfully market both new and existing products domestically and internationally;

▪	difficulties or delays in manufacturing;

▪	trade buying patterns;

▪	the impact of existing and future legislation and regulatory provisions on product exclusivity;

▪	trends toward managed care and healthcare cost containment;

▪
the impact of any significant spending reductions or cost controls affecting Medicare, Medicaid or other publicly funded or subsidized health programs or changes in the tax treatment of employer-sponsored health insurance that may be implemented, and/or any significant additional taxes or fees that may be imposed on the pharmaceutical industry as part of any broad deficit-reduction effort;

▪
the impact of U.S. healthcare legislation enacted in 2010—the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act—and of any modification, repeal or invalidation of any of the provisions thereof;

▪
U.S. federal or state legislation or regulatory action affecting, among other things, pharmaceutical product pricing, reimbursement or access, including under Medicaid, Medicare and other publicly funded or subsidized health programs; the importation of prescription drugs from outside the U.S. at prices that are regulated by governments of various foreign countries; restrictions on direct-to-consumer advertising; limitations on interactions with healthcare professionals; or the use of comparative effectiveness methodologies that could be implemented in a manner that focuses primarily on the cost differences and minimizes the therapeutic differences among pharmaceutical products and restricts access to innovative medicines; as well as pricing pressures for our products as a result of highly competitive insurance markets;

▪
legislation or regulatory action in markets outside the U.S. affecting pharmaceutical product pricing, reimbursement or access, including, in particular, continued government-mandated reductions in prices and access restrictions for certain biopharmaceutical products to control costs in those markets;

▪
the exposure of our operations outside the U.S. to possible capital and exchange controls, expropriation and other restrictive government actions, changes in intellectual property legal protections and remedies, as well as political unrest, unstable governments and legal systems and inter-governmental disputes;

▪	contingencies related to actual or alleged environmental contamination;

▪	claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates;

▪	any significant breakdown, infiltration or interruption of our information technology systems and infrastructure;

▪
legal defense costs, insurance expenses, settlement costs, the risk of an adverse decision or settlement and the adequacy of reserves related to product liability, patent matters, government investigations, consumer, commercial, securities, antitrust, environmental, employment, tax issues, ongoing efforts to explore various means for resolving asbestos litigation, and other legal proceedings;

▪	our ability to protect our patents and other intellectual property, both domestically and internationally;

▪
interest rate and foreign currency exchange rate fluctuations, including the impact of possible currency devaluations in countries experiencing high inflation rates and the volatility following the United Kingdom (U.K.) referendum in which voters approved an exit from the EU;

▪
governmental laws and regulations affecting domestic and foreign operations, including, without limitation, tax obligations and changes affecting the tax treatment by the U.S. of income earned outside the U.S. that may result from pending and possible future proposals;

▪
the end result of any negotiations between the U.K. government and the EU regarding the terms of the U.K.'s exit from the EU, which could have implications on our research, commercial and general business operations in the U.K.;

▪	any significant issues involving our largest wholesaler customers, which account for a substantial portion of our revenues;

▪	the possible impact of the increased presence of counterfeit medicines in the pharmaceutical supply chain on our revenues and on patient confidence in the integrity of our medicines;

▪
any significant issues that may arise related to the outsourcing of certain operational and staff functions to third parties, including with regard to quality, timeliness and compliance with applicable legal requirements and industry standards;

▪	any significant issues that may arise related to our joint ventures and other third-party business arrangements;

▪	changes in U.S. generally accepted accounting principles;

▪
uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, uncertainties related to the impact on us, our customers, suppliers and lenders and counterparties to our foreign-exchange and interest-rate agreements of challenging global economic conditions and recent and possible future changes in global financial markets; and the related risk that our allowance for doubtful accounts may not be adequate;

▪	any changes in business, political and economic conditions due to actual or threatened terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas;

▪	growth in costs and expenses;

▪	changes in our product, segment and geographic mix;

▪	the impact of purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items;

▪
the impact of acquisitions, divestitures, restructurings, internal reorganizations, product recalls, withdrawals and other unusual items, including our ability to realize the projected benefits of our cost-reduction and productivity initiatives, including those related to our research and development organization, and of the internal separation of our commercial operations into our current operating structure;

▪	the risk of an impairment charge related to our intangible assets, goodwill or equity-method investments;

▪	risks related to internal control over financial reporting; and

▪
risks and uncertainties related to our recent acquisitions of Hospira and Anacor, including, among other things, the ability to realize the anticipated benefits of the acquisitions of Hospira and Anacor, including the possibility that expected cost savings related to the acquisition of Hospira and accretion related to the acquisitions of Hospira and Anacor will not be realized or will not be realized within the expected time frame; the risk that the businesses will not be integrated successfully; disruption from the transaction making it more difficult to maintain business and operational relationships; significant transaction costs; and unknown liabilities.

We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of anticipated results is subject to substantial risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize or should underlying assumptions prove inaccurate, actual results could vary materially from past results and those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements, and are cautioned not to put undue reliance on forward-looking statements. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and in our subsequent reports on Form 10-Q, in each case including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors”, and in our subsequent reports on Form 8-K.
The operating segment information provided in this earnings release and the related attachments does not purport to represent the revenues, costs and income from continuing operations before provision for taxes on income that each of our operating segments would have recorded had each segment operated as a standalone company during the periods presented.
This earnings release may include discussion of certain clinical studies relating to various in-line products and/or product candidates. These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data. In addition, clinical trial data are subject to differing interpretations, and, even when we view data as sufficient to support the safety and/or effectiveness of a product candidate or a new indication for an in-line product, regulatory authorities may not share our views and may require additional data or may deny approval altogether.